                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-35409


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 2, 1997)

                                  $75,000,000
                      [LOGO OF ASSISTED LIVING CONCEPTS]
               6.0% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002

                                ---------------
  Assisted Living Concepts, Inc., ("ALC" or the "Company") is hereby offering (the "Offering") $75.0 million aggregate principal amount of 6.0% Convertible Subordinated Debentures Due 2002 (the "Debentures"). The Debentures will be convertible at any time prior to maturity, unless previously redeemed, into shares of common stock of the Company, par value $.01 per share (the "Common Stock"), at a conversion price of $22.57 per share, subject to adjustment under certain circumstances. Interest on the Debentures will be payable semi-annually on May 1 and November 1 of each year, commencing May 1, 1998. The Debentures will be redeemable at any time, on or after November 15, 2000 at the option of the Company, from time to time, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest thereon to the redemption date.

  The Debentures will be unsecured and subordinated in right of payment to all present and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. See "Description of Debentures." There is no limitation on the amount of Senior Indebtedness or other indebtedness that the Company or its subsidiaries may incur in the future. At August 31, 1997, the Company's outstanding Senior Indebtedness totaled approximately $90.9 million and liabilities of the Company's subsidiaries totaled approximately $21.6 million.

  The Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol "ALF." On October 20, 1997, the last sale price of the Common Stock was $18.625 per share, as reported by the AMEX. See "Price Range of Common Stock." Prior to the Offering, there has been no public market for the Debentures. The Debentures and the shares of Common Stock issuable upon conversion have been approved for listing on the AMEX.

  Concurrently herewith, the Company is offering 3,600,000 shares of Common Stock pursuant to an underwritten public offering (the "Concurrent Offering"), excluding up to an additional 540,000 shares of Common Stock for the purpose of covering over-allotments, if any. See "Prospectus Summary--Concurrent Offering."

SEE "RISK FACTORS" COMMENCING ON PAGE S-7 FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE DEBENTURES OFFERED HEREBY.

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
        PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS  A CRIMINAL
          OFFENSE.

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                                           UNDERWRITING
                                                              PRICE TO    DISCOUNTS AND    PROCEEDS TO
                                                             PUBLIC(1)    COMMISSIONS(2)  COMPANY(1)(3)
--------------------------------------------------------------------------------------------------------
Per Debenture...........................................        100%           3.5%           96.5%
--------------------------------------------------------------------------------------------------------
Total(4)................................................    $75,000,000     $2,625,000     $72,375,000
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from October 24, 1997.
(2) See "Underwriting" for indemnification arrangements.
(3) Before deducting expenses payable by the Company estimated to be $200,000.
(4) The Company has granted to the Underwriters a 30-day option to purchase up to an additional $11.25 million principal amount of Debentures solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $86,250,000, $3,018,750, and $83,231,250, respectively. See "Underwriting."

  The Debentures are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain prior conditions including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of such Debentures will be made in New York, New York, on or about October 24, 1997.

SCHRODER & CO. INC.
                          MORGAN STANLEY DEAN WITTER
                                                              SMITH BARNEY INC.

                               October 21, 1997

                                     LOGO

                                  [MAP HERE]
     The above map indicates the locations, as of August 31, 1997, of the Company's operating residences including owned
     (44 residences), leased (53 residences) and managed (1 residence) assisted living residences and, in addition, indicates those residences under construction (41 residences). Operating residences include those residences which are licensed or have received a certificate of occupancy. The above map excludes residences associated with pending acquisitions.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS, AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included elsewhere in this Prospectus Supplement. Prospective investors should carefully consider the information set forth under "Risk Factors." All references herein to outstanding Common Stock give effect to the Company's two-for-one stock split effected on June 30, 1997. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

  Assisted Living Concepts, Inc. ("ALC" or the "Company") operates, owns, leases and develops free-standing assisted living residences, primarily in small middle-market rural and suburban communities with a population typically ranging from 10,000 to 40,000. Currently the Company has operations in Oregon, Washington, Idaho, Texas, Ohio, New Jersey and Arizona. The Company also provides personal care and support services and makes available routine nursing services (as permitted by applicable regulations) designed to meet the health care needs of its residents. The Company believes that this combination of residential, personal care, support and health care services provides a cost-efficient alternative and affords an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

  The Company has experienced significant growth since the completion of its initial public offering in November 1994, growing from a base of five residences (137 units) primarily through the development of assisted living residences. As of August 31, 1997, the Company owned, leased or managed a total of 98 operating assisted living residences representing an aggregate of 3,602 units. Of these residences, the Company owned 44 residences (1,648 units), leased 53 residences (1,915 units) and managed one residence (39 units). For the six months ended June 30, 1997, the Company's 35 Stabilized Residences (those residences that had been operating for nine months prior to the beginning of the period or had achieved 95.0% occupancy within the first nine months of operations) had an average occupancy rate of approximately 91.4% and an average monthly rental rate of approximately $1,732 per unit. The Company's 79 residences (2,856 units) in operation as of June 30, 1997 had an average occupancy rate of approximately 75.4% and an average monthly rental rate of approximately $1,729 per unit.

  The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in Arizona, Indiana, New Jersey, Ohio, Pennsylvania, South Carolina, Washington and other states with regulatory and reimbursement climates which the Company believes are favorable. As of August 31, 1997, the Company had commenced construction on 41 residences (approximately 1,646 units). In addition, at such date, the Company had optioned or had entered into land purchase agreements for the development of 28 residences (1,119 units). For the eight months ended August 31, 1997, the Company opened 31 residences (1,208 units) and intends to open approximately 19 to 29 residences in the remainder of 1997 and approximately 60 to 70 residences in 1998. The Company generally does not acquire sites for development until it has completed its feasibility analysis and appropriate zoning has been obtained. Capital expenditures and related start-up costs for 1997 and 1998, which relate primarily to the development of new residences, are estimated to total approximately $250.0 to $300.0 million, of which approximately $60.0 million had been spent through June 30, 1997. Pursuant to its development program, the Company has obtained approximately $93.0 million in financing commitments from health care real estate investment trusts.

  The principal elements of the Company's operating and growth strategy are to:
(i) expand market penetration, (ii) service higher acuity residents, (iii) selectively acquire or develop complementary businesses and (iv) pursue strategic alliance/joint venture relationships. The Company anticipates that a majority of its resident revenues will continue to come from private pay sources. However, the Company believes that locating residences in states with favorable regulatory and reimbursement climates should provide the Company with a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide the Company's private pay residents with alternative sources of income if and when their private funds are depleted and they become Medicaid eligible.

  Pursuant to its growth strategy, the Company has entered into a definitive merger agreement under which it will acquire Home and Community Care, Inc. ("HCI"), a privately held provider of home health care, hospice care and home medical equipment and developer of assisted living residences which currently has 39 assisted living residences (1,567 units) either under construction or identified for possible development in five states. In addition, the Company has also entered into a letter of intent to acquire Carriage House Assisted Living, Inc. ("Carriage House"), a privately held developer and operator of assisted living residences in Nebraska which operates four assisted living facilities (156 units) and has an additional six facilities (198 units) under construction. See "Business--Pending Acquisitions--HCI Acquisition" and "-- Carriage House Acquisition."

  On October 3, 1997, Mr. William McBride III, Chairman of the Board of Directors of the Company, who together with Dr. Wilson and others founded the Company, became a full-time employee and was elected Chief Executive Officer of the Company. Dr. Wilson, who was the President and Chief Executive Officer of the Company, was elected President, Chief Operating Officer and Vice Chairman of the Company.

                                  THE OFFERING

 Debentures Offered............. $75.0 million aggregate principal amount of the Company's 6.0% Convertible Subordinated
                                 Debentures Due 2002 ($86.3 million if the
                                 Underwriters' over-allotment option is
                                 exercised in full).

 Interest Payment Dates......... May 1 and November 1, commencing May 1, 1998.

 Maturity....................... Due on November 1, 2002.

 Conversion of Debentures....... The Debentures will be convertible at any time from the date of issuance until
                                 maturity, unless previously redeemed, into
                                 shares of Common Stock at a price of $22.57
                                 per share, subject to adjustment in certain
                                 events.

 Optional Redemption............ The Debentures will be redeemable at any time and from time to time on or after November
                                 15, 2000 at the option of the Company, in
                                 whole or in part, at a redemption price equal
                                 to 100% of the principal amount thereof,
                                 together with accrued interest thereon to the
                                 redemption date.

 Ranking........................ The Debentures will be subordinated to all present and future Senior Indebtedness of the
                                 Company. In addition, the Debentures will be
                                 effectively subordinated to all liabilities
                                 of the Company's subsidiaries. The Indenture
                                 will not limit the amount of Senior
                                 Indebtedness or other liabilities the Company
                                 or its subsidiaries may incur from time to
                                 time. At August 31, 1997, the Company's
                                 outstanding Senior Indebtedness totaled
                                 approximately $90.9 million and liabilities
                                 of the Company's subsidiaries totaled
                                 approximately $21.6 million.

 Use of Proceeds................ The net proceeds from this Offering will be used for repayment of existing indebtedness,
                                 acquisitions and development activities. See
                                 "Use of Proceeds."

 Change in Control.............. Upon a Change in Control, each holder of the
                                 Debentures will have the right, subject to
                                 certain conditions and restrictions, to
                                 require the Company to repurchase any or all
                                 outstanding Debentures owned by such holder
                                 at 101% of the principal amount thereof, plus
                                 accrued and unpaid interest.

 AMEX symbol.................... "ALF.B"

                              CONCURRENT OFFERING

  Concurrently herewith, the Company is offering 3,600,000 shares of Common Stock (4,140,000 shares of Common Stock if the underwriters exercise their over-allotment option in full). The Company intends to use the net proceeds from the Concurrent Offering as described herein under "Use of Proceeds." The consummation of the Concurrent Offering is not a condition to the consummation of the Offering, and the consummation of the Offering is not a condition to the consummation of the Concurrent Offering. Except where otherwise indicated, all information in this Prospectus Supplement assumes that the underwriters of the Concurrent Offering will not exercise their over-allotment option.

                        SUMMARY FINANCIAL AND OTHER DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

  The summary financial data should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, and the information in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus Supplement.

                                                                  SIX MONTHS
                                                YEAR ENDED          ENDED
                                               DECEMBER 31,        JUNE 30,
                                              ----------------  ---------------
                                               1995     1996     1996    1997
                                              -------  -------  ------  -------
STATEMENT OF OPERATIONS:
Revenues....................................  $ 4,067  $18,949  $6,492  $20,092
Operating income (loss).....................   (1,058)      42    (271)   1,749
Net income (loss)...........................     (575)     149    (171)   1,631
Net income (loss) per share (primary and
 fully diluted).............................  $  (.10) $   .02  $ (.03) $   .15
Weighted-average primary shares outstanding.    6,000    9,000   6,027   11,584
Weighted-average fully diluted common shares
 outstanding................................      --    11,292   8,927   13,439
OPERATING DATA:
Capacity at period end:
  Residences................................       19       51      31       79
  Units.....................................      595    1,768   1,009    2,856
  Average units per residence...............       31       35      33       36
Residence ownership at period end:
  Owned.....................................       10       20       6       33
  Leased....................................        9       31      25       46
Occupancy rates at period end:
  Stabilized residences.....................     99.1%    96.5%   97.5%    91.4%
  Start-up residences.......................     77.3%    76.9%   78.1%    64.0%
  Total.....................................     82.3%    80.4%   83.8%    76.0%
Source of revenue:
  Private...................................     69.0%    78.6%   77.6%    82.8%
  Medicaid state portion....................     21.4%    13.8%   14.6%    11.1%
  Medicaid resident portion.................      9.6%     7.6%    7.8%     6.1%

                                  AT JUNE 30, 1997
                         ------------------------------------
                                                  AS FURTHER
                          ACTUAL   AS ADJUSTED(1) ADJUSTED(2)
                         --------  -------------- -----------
BALANCE SHEET DATA:
Working capital......... $(50,639)    $  7,036     $ 70,006
Total assets............  164,790      193,090      256,060
Long-term debt,
 excluding current
 portion................   32,625      107,625      107,625
Stockholders equity.....   60,763       60,763      123,733

--------
(1) As adjusted to reflect the issuance and sale of the 3,600,000 shares of Common Stock offered hereby at an offering price of $18.50 per share and the application of the estimated net proceeds as set forth under "Use of Proceeds."

(2) As further adjusted to reflect the sale of the $75.0 million aggregate principal amount of the Debentures and the application of the estimated net proceeds as set forth under "Use of Proceeds."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus Supplement, prospective investors should consider carefully the following factors before purchasing any of the securities offered hereby. Certain information contained in this Prospectus Supplement and the accompanying Prospectus constitutes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The following factors constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements.

ANTICIPATED OPERATING LOSSES FOR NEW RESIDENCES

  The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of up to $20,000 for the first four months of operation. To the extent the Company sells a residence and leases it back or otherwise finances a residence, the aggregate loss for the first four months of operation may increase up to $100,000. The Company currently plans to open 50 to 60 residences in 1997, of which 31 had received certificates of occupancy by August 31, 1997. The Company estimates that the aggregate losses to be incurred during 1997 due to start-up residences could range from $1.0 million to $3.2 million. The success of the Company's future operations is directly tied to the expansion of its operational base. There can be no assurance that the Company will not experience unforeseen expenses, difficulties, complications and delays in connection with the expansion of its operational base which could have a material adverse effect on the Company's financial condition and results of operations.

NO ASSURANCE AS TO ABILITY TO DEVELOP OR ACQUIRE ADDITIONAL ASSISTED LIVING RESIDENCES

  The Company's prospects for growth are directly affected by its ability to develop and, to a lesser extent, acquire additional assisted living residences. While the Company intends to open approximately 19 to 29 residences in the remainder of 1997 and approximately 60 to 70 residences in 1998, there can be no assurance that such residences will be completed. The success of the Company's growth strategy will also depend upon, among other factors, the Company's ability to obtain government licenses and approvals, the Company's ability to obtain financing and the competitive environment for development and acquisitions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely from state to state, depending upon the residence, or its operation, and the type of services to be provided. The successful development of additional assisted living residences will involve a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations. The Company is dependent upon these permits and authorizations to construct and operate its residences and any delay or inability to obtain such permits could adversely affect the results of operations. The Company may also incur construction costs that exceed original estimates, may not complete construction projects on schedule and may experience competition in the search for suitable development sites. The Company relies on third-party general contractors to construct its new assisted living facilities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and change in applicable laws or regulations or in the method of applying such laws and regulations. Accordingly, if the Company is unable to achieve its development plans, its business, financial condition and results of operations could be adversely affected. There can be no assurance that the Company will be successful in developing or acquiring any particular residence, that the Company's rapid expansion will not adversely affect its operations or that any residences developed or acquired by the Company will be successful. The various risks associated with the Company's development or acquisition of assisted living residences and uncertainties regarding the profitability of such operations could have a material adverse effect on the Company's financial condition and results of operations.

NEED FOR ADDITIONAL FINANCING TO FUND FUTURE DEVELOPMENT AND ACQUISITIONS; LEVERAGE

  To achieve its growth objectives, the Company will need to obtain sufficient financial resources to fund its development, construction and acquisition activities. The estimated cost to complete and fund start-up losses for the new facilities that will be developed during the 18 months ended December 31, 1998 is between $190.0 million and $240.0 million; accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company will, from time to time, seek additional funding through public and/or private financing sources, including equity and/or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay or eliminate all or some of its development projects and acquisition plans.

  The Company's aggregate annual fixed debt and lease payment obligations as of August 31, 1997 totaled approximately $18.4 million. These fixed payment obligations will significantly increase as the Company pursues its development plan. Failure to meet these obligations may result in the Company being in default of its financing agreements and, as a consequence, the Company may lose its ability to operate any individual residence or other residences which may be cross-defaulted. There can be no assurance that the Company will generate sufficient cash flow to meet its current or future obligations. In addition, the Company anticipates there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to the Company.

  At June 30, 1997, after giving effect to the Offering and the Concurrent Offering and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," the Company would be highly leveraged with approximately $107.6 million of total long term indebtedness outstanding. The degree to which the Company is leveraged could have important consequences to holders of the securities offered hereby, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) the Company must pay interest on the Debentures and interest and principal on its other indebtedness, leaving less funds for other purposes; (iii) the Company may be at a disadvantage to less leveraged competitors; and (iv) the Company could be more vulnerable to a downturn in general economic conditions.

SUBORDINATION OF DEBENTURES

  The Debentures will be unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined in the accompanying Prospectus) of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company, or upon the acceleration of any Senior Indebtedness, the assets of the Company will be available to pay obligations on the Debentures only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Debentures then outstanding. The Company expects from time to time to incur additional indebtedness, including indebtedness that would constitute Senior Indebtedness. The Debentures are also structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries. In addition, certain of the Company's operations are conducted by subsidiaries and, subject to stockholder approval, the Company is exploring the creation of a holding company structure which could result in substantially all of the Company's assets and operations being held in operating subsidiaries. As a result of this action, the Debentures would be effectively subordinated to the liabilities of such subsidiaries. The Indenture (as defined in the accompanying Prospectus) does not prohibit or limit the incurrence of additional indebtedness, including Senior Indebtedness, by the Company or its subsidiaries and the incurrence of additional indebtedness by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligation on the Debentures. As of August 31, 1997, the Company's outstanding Senior Indebtedness totaled approximately $90.9 million and liabilities of the Company's subsidiaries totaled approximately $21.6 million.

GEOGRAPHIC CONCENTRATION; DEPENDENCE ON STATE MEDICAID WAIVER PROGRAMS

  As of August 31, 1997, approximately 37.8% of the Company's properties were located in the State of Texas; approximately 20.4% were located in the State of Oregon; approximately 15.3% were located in the State of Ohio and approximately 12.2% were located in the State of Washington. Consequently, the Company is dependent on the economies of Texas, Oregon, Ohio and Washington and, to a certain extent, on the continued funding of state Medicaid waiver programs. During the six months ended June 30, 1997 and the years ended 1996 and 1995, direct payments received from state Medicaid agencies accounted for approximately 11.1%, 13.8% and 21.4%, respectively, of the Company's revenue while the tenant-paid portion of Medicaid residents accounted for approximately 6.1%, 7.6% and 9.6%, respectively, of the Company's revenue during these periods. The Company expects that state Medicaid reimbursement programs will constitute a significant source of revenue for the Company. The Company intends to continue developing and operating assisted living residences in other states. Adverse changes in general economic factors affecting these states' respective health care industries or in these states' laws and regulatory environment, including Medicaid reimbursement rates, could have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

  A portion of the Company's revenues will be dependent upon reimbursement from third-party payors, including state Medicaid programs and private insurers. For the six months ended June 30, 1997 and years ended December 31, 1996 and 1995, the Company received, as a percentage of total revenue, under Medicaid programs 11.1%, 13.8% and 21.4%, respectively. Furthermore, there can be no assurance that the Company's percentage of revenue received from Medicaid programs will not increase. The revenues and profitability of the Company will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care by attempting to lower reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. In an attempt to reduce the federal and certain state budget deficits, there have been, and management expects that there will continue to be, a number of proposals to limit Medicaid reimbursement in general. Adoption of any such proposals at either the federal or the state level could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

GOVERNMENT REGULATION AND THE BURDENS OF COMPLIANCE

  Federal and state governments regulate various aspects of the Company's business. The development and operation of assisted living facilities and the provision of health care services are subject to federal, state and local licensure, certification and inspection laws that regulate, among other matters, the number of licensed beds, the provision of services, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters, resident characteristics, physical design and compliance with building and safety codes. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, suspension or decertification from the Medicare and Medicaid program and, in extreme cases, the revocation of a facility's license or closure of a facility. There can be no assurance that federal, state, or local governments will not impose additional restrictions on the Company's activities that could materially adversely affect the Company.

  State and local laws regulating the Company's operations vary significantly from one jurisdiction to another. In certain states in which the Company is currently developing assisted living facilities, a certificate of need ("CON") or other similar approval may be required for the acquisition or construction of new facilities, the expansion of the number of licensed units or beds or services, or the opening of a home health care agency or hospice. The Company could be adversely affected by the failure or inability to obtain such approval, changes in the standards applicable for such approval and possible delays and expenses associated with obtaining such approval.

  The Company's proposed acquisition of HCI would include HCI's home health care and hospice operations. In addition to federal and state regulation of health care providers generally, home health care and hospice operations are subject to federal and state laws covering the repackaging and dispensing of drugs and regulating interstate motor-carrier transportation, pharmacies, nursing services and certain types of home health agency and hospice activities. Certain of HCI's employees are subject to state laws and regulations governing the ethics and professional practice of, among others, medicine, respiratory therapy, pharmacy and nursing. Home health care and hospice operations are subject to periodic survey by governmental and private accrediting entities to assure compliance with applicable state licensing, Medicare and Medicaid certification and accreditation standards, as the case may be. From time to time in the ordinary course of business, HCI, like other health care companies, has received survey reports containing deficiencies for alleged failure to comply with applicable requirements. HCI reviews such reports and attempts to take appropriate corrective action. The failure to effect such action or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect HCI's business, results of operations or financial condition and could prevent the programs involved from offering products and services to patients.

  Federal and state fraud and abuse laws, such as "anti-kickback" laws and "self-referral" laws, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. Although the Company has established policies and procedures that it believes are sufficient to ensure that its facilities will operate in substantial compliance with applicable regulatory requirements, there can be no assurance that such fraud and abuse laws will be interpreted in a manner consistent with the practices of the Company.

PRICING PRESSURES

  The health care services industry is currently experiencing market-driven reforms from forces within and outside the industry that are exerting pressure on health care and related companies to reduce health care costs. These market-driven reforms are resulting in industry-wide consolidation that is expected to increase the downward pressure on health care service providers' margins, as larger buyer and supplier groups exert pricing pressure on health care providers. The ultimate timing or effect of market-driven reforms cannot be predicted. No assurance can be given that any such reforms will not have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

HEALTH CARE REFORM

  Health care and related services is an area of extensive and dynamic regulatory change. Changes in the law, new interpretations of existing laws, or changes in payment methodology, may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by both government and other third-party payors and may be applied retroactively.

  The Balanced Budget Act of 1997 signed by President Clinton on August 5, 1997 (the "Act"), enacted significant changes to the Medicare and Medicaid programs designed to "modernize" payment and health care delivery systems while achieving substantial budgetary savings. In seeking to limit Medicare reimbursement for home health services, Congress has established a prospective payment system to replace the current cost-based reimbursement system. The cost based system reimburses providers for reasonable direct and indirect allowable costs incurred in providing "routine services" (as defined by the program) as well as capital costs and ancillary costs. Cost based reimbursement has been subject to limits fixed for the particular geographic area served by a provider. The prospective payment system will be implemented beginning in September 1999. In addition to establishing new prospective payment systems, the Act eliminated certain periodic interim payments advanced to home health agencies.

  Under provisions of the Act, states will be provided additional flexibility in managing their Medicaid programs while achieving in excess of $13 billion in federal budgetary savings over five years. Among other things, the Act repealed the Boren Amendment payment standard, which had required states to pay "reasonable and adequate" payments to cover the costs of efficiently and economically operated hospitals, nursing facilities, and certain intermediate care facilities. States, however, will be required to use a public notice and comment process in determining rates for such facilities. States also will be required to take into account during rate-setting procedures the situation of facilities that serve a disproportionate number of low-income patients with special needs. The Department of Health and Human Services is required to study and report to Congress within four years concerning the effect of state rate-setting methodologies on access to and the quality of services provided to Medicaid beneficiaries.

  The Act also provides the federal government with expanded enforcement powers to combat waste, fraud and abuse in health care. In this regard, provisions of the Act significantly expand the scope and coverage of civil monetary penalties for violations of Medicare rules. Specific to home health services, the Act establishes guidelines for the frequency and duration of home health services; clarifying the definition of part-time or intermittent nursing care in order to clarify the scope of the Medicare benefit and make it easier to identify inappropriate services. The Act also requires home health agencies to bill for services based on the location of service delivered rather than the location of the agency, in an effort to limit high urban reimbursement rates for care delivered in low-cost areas.

  In addition to the reforms enacted and considered by Congress from time to time, state legislatures periodically consider various health care reform proposals. Congress and state legislatures can be expected to continue to review and assess alternative health care delivery systems and payment methodologies and public debate of these issues can be expected to continue in the future. The ultimate timing or effect of legislative efforts cannot be predicted and may impact the Company in different ways. There can be no assurances that either the states or the federal government will not impose additional regulations upon the activities of the Company or HCI which might adversely affect their businesses, financial condition, results of operations and prospects.

HOME HEALTH MEDICARE CERTIFICATION MORATORIUM AND SPECIFIC PROGRAM REFORM

  The general accounting office ("GAO") reported to Congress in July 1997, that federal regulators are failing to adequately police home health agencies, resulting in extensive and expensive problems in Medicare's home-health program. In response to the GAO report, the federal government announced on September 15, 1997, that home health care providers will be targeted in a growing federal crackdown. The announced federal compliance program will institute a three-step process in an effort to prevent unscrupulous operators from becoming Medicare providers and significantly increase the level of scrutiny to which existing companies in the program are subjected. The first step in this program was to institute an immediate moratorium on the admission of new home health care agencies to Medicare. During the moratorium on new providers, HCFA will develop strict new conditions of participation. HCFA also will double the number of audits of home health agencies it performs each year and increase substantially the number of claims reviews.

  Under the new home health regulations to be proposed, HCFA will require periodic recertification of home health agencies to determine if they meet the beefed-up conditions of participation. As part of the re-certification process, agencies will have to submit an independent audit of their records and practices. If the provider does not meet the strict new enrollment requirements, they will not be renewed as providers in Medicare. In addition, home health agencies will be required to post surety bonds of at least $50,000 before they can enroll or re-enroll in Medicare. A related rule will require new agencies to have enough funds on hand to operate for the first three to six months.

  To the extent the Company expands into home health care, the regulations to be proposed by HCFA may require the restructuring of the operations of home health agencies to conform to the new Medicare conditions of participation ultimately adopted. In addition, the Medicare moratorium on new home health care agencies may require expansion to be achieved through acquisitions rather than through the development of new agencies.

OPERATION RESTORE TRUST

  Under Operation Restore Trust ("ORT"), a two year demonstration project, the Office of the Inspector General of the U.S. Department of Health and Human Services ("OIG"), in cooperation with other federal and state agencies, has focused on the activities of home health agencies, hospices, durable medical equipment suppliers and nursing homes in certain states, including Texas, in which HCI currently operates. Because of the success of ORT, the next phase of ORT has been expanded to numerous other states and to additional health care providers including ancillary nursing home services. The legislation adopted in 1996 expanding ORT also created a stable source of funding for fraud control activities.

  As part of ORT, hospice programs have been audited. According to public reports, the OIG audits have focused on the hospice eligibility of long stay patients (those who are in a hospice program for longer than 210 days). The ultimate disposition of an OIG review and its possible impact on HCI cannot currently be predicted and there can be no assurance that an OIG review will not have a material adverse effect on the Company's business, results of operations or financial condition.

STAFFING AND LABOR COSTS

  The Company will compete with other providers of long-term care with respect to attracting and retaining qualified personnel. The Company will also be dependent upon the available labor pool of low-wage employees. A shortage of nurses and/or trained personnel may require the Company to enhance its wage and benefits package in order to compete. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

COMPETITION

  The long-term care industry is highly competitive and the Company expects that the assisted living business, in particular, will become more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. The Company expects that as assisted living receives increased attention and the number of states which include assisted living in their Medicaid waiver programs increases, competition will grow from new market entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a source of competition to the Company. Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for development and acquisitions of assisted living residences. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects.

DIFFICULTIES OF MANAGING RAPID GROWTH

  The Company expects that the number of residences which it owns, leases or otherwise operates will increase substantially as it pursues its growth strategy. This rapid growth will place significant demands on the Company's management resources. The Company's ability to manage its growth effectively will require it to continue to expand its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. To the extent such growth is attributable to acquisitions of existing facilities or businesses, the Company's success will depend partly on its ability to integrate effectively such facilities and businesses into the Company's management, information and operating systems. If the Company is unable to manage its growth effectively, its business, financial condition and results of operations could be adversely affected.

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

  The Company depends, and will continue to depend, upon the services of Mr. McBride, its Chief Executive Officer, Dr. Wilson, its Chief Operating Officer and President, Connie Baldwin, its Director of Operations, Stephen Gordon, its Chief Administrative Officer and Chief Financial Officer and Rhonda Marsh, its Chief Accounting Officer. The Company has entered into employment agreements with Mr. McBride and Dr. Wilson and has obtained a $500,000 key employee insurance policy covering Dr. Wilson's life. The Company is also dependent upon its ability to attract and retain management personnel who will be responsible for the day-to-day operations of each residence. The loss of the services of any or all of such officers or the Company's inability to attract additional management personnel in the future could have a material adverse effect on the Company's financial condition or results of operations.

LIABILITY AND INSURANCE

  The provision of health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. The Company currently maintains liability insurance intended to cover such claims and the Company believes that its insurance is in keeping with industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance coverage could have a material adverse effect upon the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future or that, if such coverage is available, it will be available on acceptable terms.

ENVIRONMENTAL RISKS

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company, or acquired or operated by the Company in the future, could have an adverse effect on the Company's business, financial condition and results of operations. Environmental audits performed on the Company's properties have not revealed any significant environmental liability that management believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that existing environmental audits with respect to any of the Company's properties reveal all environmental liabilities.

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the securities offered hereby could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the securities offered hereby, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or assisted living residence businesses in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the securities.

DIVIDEND POLICY

  The Company has never declared or paid any dividends on its Common Stock. The Company expects to retain any earnings to finance the operations and expansion of the Company's business. Certain Trust Deed Notes, payable to the State of Oregon Housing and Community Service Department restrict the payment of cash dividends in certain circumstances and it is anticipated that the terms of future debt financings may do so as well. Therefore, the payment of any cash dividends on the Common Stock is unlikely in the foreseeable future.

                                USE OF PROCEEDS

  The net proceeds to the Company from the offering of the $75.0 million aggregate principal amount of Debentures offered hereby are estimated to be $72.2 million ($83.0 million if the Underwriters' over-allotment option is exercised in full). The net proceeds to the Company from the Concurrent Offering are estimated to be approximately $63.0 million (based on an offering price of $18.50 per share) ($72.5 million if the Underwriters' over-allotment option is exercised in full). If both the Offering and the Concurrent Offering are completed, the total net combined proceeds to the Company are estimated to be $135.2 million (assuming no exercise of the Underwriters' over-allotment options) and, assuming concurrent consummation of pending acquisitions (See "Business--Pending Acquisitions"), will be applied in the order indicated as follows:

                                                                     AMOUNT
                                                                 --------------
                                                                 (IN THOUSANDS)
Acquisition of HCI, including repayment of approximately $5.7 million of HCI indebtedness which bears interest at
 approximately 10.0% and matures on or before December 31, 1997
 ..............................................................     $10,600
Repayment of Carriage House construction financing which bears interest at a rate of 10.5% and matures upon completion of
 construction ranging from December 1997 to August 1998........       3,900
Repayment of loans incurred to develop and construct 21
 assisted living facilities, which loans bear interest at rates ranging between 9.9% and 10.44% and mature on December 31,
 1997; such loans can be refinanced upon completion of
 construction pursuant to sale/leaseback financing commitments
 provided by REITs.............................................      46,700

  If the proceeds from the Offering and the Concurrent Offering, if any, are insufficient, the Company will repay the construction loans only to the extent of remaining available proceeds. To the extent the Company has any excess proceeds from the Offering or the Concurrent Offering, the Company intends to use such proceeds for the development and construction of additional assisted living facilities.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is traded on the AMEX under the symbol ALF. The following table sets forth the high and low sales prices of the Common Stock, as reported by the AMEX, for the periods indicated:

                                                                   PRICE RANGE
                                                                    OF COMMON
                                                                      STOCK
                                                                  -------------
                                                                   HIGH   LOW
                                                                  ------ ------
   Year Ended December 31, 1995:
     1st Quarter................................................. $ 4.63 $ 3.75
     2nd Quarter.................................................   5.94   4.19
     3rd Quarter.................................................   8.25   5.00
     4th Quarter.................................................   7.94   6.19
   Year Ended December 31, 1996:
     1st Quarter................................................. $10.06 $ 6.63
     2nd Quarter.................................................  11.13   8.88
     3rd Quarter.................................................  10.25   8.25
     4th Quarter.................................................   9.94   7.19
   Year Ending December 31, 1997:
     1st Quarter................................................. $10.68 $ 7.13
     2nd Quarter.................................................  14.50   9.88
     3rd Quarter.................................................  19.75  13.25
     4th Quarter (through October 20, 1997)......................  19.25  15.75

  On October 20, 1997, the closing sale price of the Common Stock, as reported by AMEX, was $18.625 per share.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company (i) at June 30, 1997, (ii) as adjusted to give effect to the sale by the Company of Debentures having an aggregate principal amount of $75.0 million in the Offering and the application of the estimated net proceeds as set forth under "Use of Proceeds," (iii) as further adjusted to give effect to the sale by the Company of 3,600,000 shares of Common Stock in the Concurrent Offering at an offering price of $18.50 per share and the application of the estimated net proceeds as set forth under "Use of Proceeds" and (iv) as further adjusted to give effect to the 100% conversion of the Company's outstanding 7% Debentures and the Debentures offered in the Offering. The table does not assume the exercise by the Underwriters of their over-allotment option with respect to the Offering or the Concurrent Offering. See "Use of Proceeds." The capitalization table should be read in connection with the Company's consolidated financial statements and related notes thereto included elsewhere in this Prospectus Supplement.

                                                  AT JUNE 30, 1997
                                      ------------------------------------------
                                                                       ASSUMING
                                                           AS FURTHER    100%
                                      ACTUAL   AS ADJUSTED  ADJUSTED  CONVERSION
                                      -------  ----------- ---------- ----------
                                                   (IN THOUSANDS)
Construction Financing(1)...........  $51,910   $    --     $    --    $    --
                                      =======   ========    ========   ========
Mortgages payable, excluding current
 portion............................   18,710     18,710      18,710     18,710
7% Convertible Subordinated
 Debentures due 2005................   13,915     13,915      13,915        --
6% Convertible Subordinated
 Debentures due 2002................      --      75,000      75,000        --
                                      -------   --------    --------   --------
    Total long-term debt, excluding
     current portion................   32,625    107,625     107,625     18,710
                                      -------   --------    --------   --------
Shareholders' equity:
  Preferred Stock, $.01 par value;
   1,000,000 shares authorized; none
   issued and outstanding...........      --         --          --         --
  Common Stock, $.01 par value;
   80,000,000 shares authorized;
   11,043,512 shares issued and
   outstanding as adjusted;
   14,643,512 shares issued and
   outstanding as further adjusted;
   19,821,840 shares issued and
   outstanding assuming 100%
   conversion(2)....................      110        110         146        179
  Additional paid-in-capital........   59,751     59,751     122,685    208,192
  Fair market value in excess of
   historical cost of acquired net
   assets attributable to related
   party transactions...............     (239)      (239)       (239)      (239)
  Retained earnings.................    1,141      1,141       1,141      1,141
                                      -------   --------    --------   --------
    Total shareholders' equity......   60,763     60,763     123,733    209,273
                                      -------   --------    --------   --------
    Total capitalization............  $93,388   $168,388    $231,358   $227,983
                                      =======   ========    ========   ========

--------
(1) As a result of repayments subsequent to June 30, 1997, construction financing outstanding as of August 31, 1997 was $46.7 million, which the Company intends on repaying with the proceeds from the Offering and the Concurrent Offering, if any.
(2) Does not include: (i) 2,128,320 shares of Common Stock reserved for issuance pursuant to the Company's stock option plan, under which options to purchase 1,148,846 shares have been granted at a weighted average exercise price of $6.94 per share and under which 250,000 shares of restricted Common Stock were awarded to two executives subsequent to June 30, 1997 and (ii) 1,855,333 shares of Common Stock issuable at $7.50 per share upon conversion of the Company's 7% Debentures. See "Management-- Employment and Severance Arrangements."

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table presents selected historical condensed financial data for the Company and the Predecessor as of the dates and for the periods indicated. The Predecessor consisted of Assisted Living Facilities, Inc., an S-corporation; Madras Elder Care, a partnership; and Lincoln City Partners, a partnership, which, prior to December 1, 1994, collectively owned the five residences operated by the Company in December 1994. The selected financial data for the one month period ended December 31, 1994, the year ended
December 31, 1995, and the six-month periods ended June 30, 1996 and 1997, as well as the related balance sheet data at such dates, are derived from the financial statements of the Company. The financial statements of the Company for the month ended December 31, 1994 and the financial statements of the Predecessor for the years ended December 31, 1992 and 1993 and the eleven months ended November 30, 1994, as well as the related balance sheet data at such dates, were audited by Price Waterhouse LLP, independent accountants. The financial statements of the Company for the years ended December 31, 1995 and 1996, as well as the related balance sheet data at such dates, have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data for the six-month periods ended June 30, 1996 and 1997 were derived from unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting of only normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected historical financial data below should be read in conjunction with the financial statements of the Company, including the notes thereto, and the information in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus Supplement.

                                  PREDECESSOR                           THE COMPANY
                          ----------------------------- ---------------------------------------------
                           YEAR ENDED     ELEVEN MONTHS  ONE MONTH     YEAR ENDED       SIX MONTHS
                          DECEMBER 31,        ENDED        ENDED      DECEMBER 31,    ENDED JUNE 30,
                          --------------  NOVEMBER 30,  DECEMBER 31, ---------------- ---------------
                           1992    1993      1994(1)      1994(2)     1995     1996    1996    1997
                          ------  ------  ------------- ------------ -------  ------- ------  -------
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $1,377  $1,884     $1,841        $ 212     $ 4,067  $18,949 $6,492  $20,092
Operating expenses:
  Residence operating
   expenses.............     908   1,090      1,127          125       2,779   12,116  4,276   12,249
  Management fees.......      69      92         93          --          --       --     --       --
  Corporate general and
   administrative.......     --      --         --           152       1,252    1,649    608    1,317
  Building rentals......     --      --         --            42         798    4,152  1,495    3,569
  Depreciation and
   amortization.........      93     132        105           13         296      990    384    1,208
                          ------  ------     ------        -----     -------  ------- ------  -------
   Total operating
    expenses............   1,070   1,314      1,325          332       5,125   18,907  6,763   18,343
                          ------  ------     ------        -----     -------  ------- ------  -------
Operating income (loss).     307     570        516         (120)     (1,058)      42   (271)   1,749
Interest and other
 (expense) income, net..    (247)   (309)      (285)          56         483      107    100      350
                          ------  ------     ------        -----     -------  ------- ------  -------
Income (loss) before
 taxes..................      60     261        231          (64)       (575)     149   (171)   2,099
Provision for income
 taxes(3)...............     --       67         85          --          --       --     --       468
                          ------  ------     ------        -----     -------  ------- ------  -------
Net income (loss)(3)....  $   60  $  194     $  146        $ (64)    $  (575) $   149 $ (171) $ 1,631
                          ======  ======     ======        =====     =======  ======= ======  =======
Net income (loss) per
 share (primary and
 fully diluted)(4)......     --      --         --         $(.01)    $  (.10) $   .02 $ (.03) $   .15
Weighted-average primary
 shares outstanding.....     --      --         --         6,000       6,000    9,000  6,027   11,584
Weighted-average fully
 diluted common shares
 outstanding............     --      --         --           --          --    11,292  8,927   13,439

                                 PREDECESSOR                                THE COMPANY
                         ---------------------------- -----------------------------------------------------------
                                                                                           AT JUNE 30, 1997
                                                                                      ----------------------------
                         AT DECEMBER 31,      AT           AT       AT DECEMBER 31,                          AS
                         --------------- NOVEMBER 30, DECEMBER 31, -----------------               AS     FURTHER
                          1992    1993       1994         1994      1995      1996     ACTUAL   ADJUSTED  ADJUSTED
                         ------- ------- ------------ ------------ -------  --------  --------  --------  --------
BALANCE SHEET DATA:
Working capital......... $   109 $   351    $  299      $13,122    $(5,320) $(26,372) $(50,639) $  7,036 $ 70,006
Total assets............   3,965   4,110     5,699       17,903     53,546   130,507   164,790   193,090  256,060
Long-term debt,
 excluding current
 portion................   3,703   3,700     5,266        1,101     24,553    32,683    32,625   107,625  107,625
Stockholders equity.....     105     263       197       16,219     15,644    59,059    60,763    60,763  123,733

-------
(1) Includes approximately one month of operations for Hillside House, which opened in October 1994.
(2) The Company commenced operating residences on December 1, 1994.
(3) The Predecessor was exempt from U.S. federal and state income taxes as a result of its partnership and subchapter S status. Accordingly, the financial data for the Predecessor reflects the income tax expenses that would have been recorded had the Predecessor not been exempt from paying such income taxes, including the effect of the Company adopting Statement of Financial Accounting Standards (SFAS) No. 109.
(4) In accordance with APB 15, the Company is required to give pro forma effect to the Offering and the application of the estimated net proceeds therefrom to repay temporary construction financing as of the beginning of the respective periods. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company's pro forma net income per share would have been $.01 and $.11 per share, respectively. Such pro forma data excludes the effect of the capitalization of the interest on the indebtedness to be repaid.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company operates, owns, leases and develops free-standing assisted living residences, primarily in small middle-market rural and suburban communities with a population typically ranging from 10,000 to 40,000. Currently the Company has operations in Oregon, Washington, Idaho, Texas, Ohio, New Jersey and Arizona. The Company also provides personal care and support services, and makes available routine nursing services (as permitted by applicable regulations) designed to meet the personal and health care needs of its residents.

  The Company has experienced significant growth since the completion of its initial public offering in November 1994, growing from a base of five residences (137 units) primarily through the development of assisted living residences. As of August 31, 1997, the Company owned, leased or managed a total of 98 operating assisted living residences representing an aggregate of 3,602 units. Of these the Company owned 44 residences (1,648 units), leased 53 residences (1,915 units) and managed one residence (39 units).

  The Company derives its revenues primarily from resident fees for the delivery of assisted living services. Resident fees typically are paid monthly by residents, their families, state Medicaid agencies or other responsible parties. Resident fees include revenue derived from a multi-tiered rate structure which varies based on the level of care required. Resident fees are recognized as revenues when services are provided. Operating expenses include
(i) residence operating expenses, such as staff payroll, food, property taxes, utilities, insurance and other direct residence operating expenses,
(ii) general and administrative expenses consisting of corporate and support functions such as legal, accounting and other administrative expenses, (iii) building rentals and (iv) depreciation and amortization.

PREDECESSOR

  The historical financial statements for the eleven months ended November 30, 1994 and years ended December 31, 1993 and 1992 represent the combined historical results of operations and financial condition of the Predecessor. The Predecessor consists of the entities which, prior to December 1, 1994, owned and operated residences now operated by the Company.

THE COMPANY

  At the closing of its initial public offering in November, 1994, the Company began operating five assisted living residences located in Oregon. As of June 30, 1997, the Company was operating or had received a Certificate of Occupancy on 93 residences of which 79 had operating results.

  Operating results for the six months ended June 30, 1997, including the operating results of 79 residences and the Company's corporate overhead, are not necessarily indicative of the Company's future operating financial performance as the Company intends to significantly expand its operating base of residences through the end of 1997 and 1998. Based on the Company's development schedule, the number of residences planned to open in 1997 ranges from 50 to 60, of which 31 had been completed through August 31, 1997. The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of up to $20,000 for the first four months of operation. To the extent the Company sells and leases back or otherwise finances a residence, the aggregate loss for the first four months of operations may increase up to $100,000. The Company estimates that the aggregate losses to be incurred during 1997 due to the opening of buildings will range from $1.0 million to $3.2 million.

  The estimated cost to complete construction and fund start up losses for the new residences that are currently planned to be developed during the 18 months ending December 31, 1998 is between $190.0 million and $240.0 million. The Company anticipates that it will use a combination of proceeds from the Offering and the Concurrent Offering, construction lines of credit, sale and leaseback transactions and cash generated from operations to fund this development activity. The total capitalized cost to develop, construct and open a new residence, including land acquisition and construction costs currently ranges from approximately $1.6 million to $3.5 million. These costs vary considerably based on a variety of site-specific factors. See "-- Liquidity and Capital Resources" and "Risk Factors--Need for Additional Financing to Fund Future Development and Acquisitions; Leverage."

  In April 1997, in order to mitigate the impact of start-up losses associated with the opening of newly constructed residences, the Company entered into a joint venture agreement with a third party investor to operate certain new assisted living residences owned and developed by the Company. Pursuant to the joint venture agreement, the Company has acquired a 10% interest for $200,000 and the joint venture partner has acquired a 90% interest for $2.0 million in the joint venture. The joint venture concurrently entered into a non-cancellable management agreement with the Company pursuant to which the Company will manage the properties operated by the joint venture for an amount equal to the greater of 8% of gross revenues or $2,000 per month per property. As of June 30, 1997, five residences owned by the Company were being operated by the joint venture. The revenues and expenses of the joint venture are consolidated with those of the Company. In addition, the Company will recognize 10% of the losses or profits, if any, of the joint venture, net of the effect of management fees paid to the Company. The Company may seek to acquire the joint venture partner's 90% interest in the future, but has no contractual right to purchase such interest. While the use of such joint venture agreements is intended to mitigate the impact on the Company of start-up losses associated with the opening of new residences or otherwise, the Company may, to the extent it does not acquire the partner's interest, forgo a portion of future operating profits, if any, from the residences operated by the joint venture. The Company expects it will, from time to time, enter into additional partnering arrangements, which may be similar to the current structure, for some of its future development projects. There can be no assurance that the Company will be able to enter into any such future arrangements or, if entered into, that such arrangements will achieve the desired results.

  Assuming it completes the Offering, the Concurrent Offering and the HCI and Carriage House acquisitions, the Company expects to retain ownership of a greater number of its assisted living residences as well as to accelerate its development program. Historically, the Company has relied extensively on sale/leaseback financings from REITs to finance its development efforts. The Company also expects to make additional investments in its management infrastructure to further support its growth strategy. While the Company believes that the resulting effects of the proposed offerings, the increased focus on asset ownership, its accelerated development program and anticipated additions to its corporate infrastructure will negatively impact its earnings prospects over the next 18 to 24 months, it believes that these measures will positively affect its long-term prospects.

  The following table sets forth, for periods presented, the number of total residences and units operated, average occupancy rates and the sources of revenue for the Company. The portion of revenues received from state Medicaid agencies are labeled as "Medicaid State Portion," while the portion of the Company's revenues that a Medicaid-eligible resident must pay out of his or her own resources is labeled "Medicaid Resident Portion."


                                               YEAR ENDED     SIX MONTHS ENDED
                                               DECEMBER 31,      JUNE 30,
                                               ------------  ------------------
                                               1995   1996     1996      1997
                                               -----  -----  --------  --------
   TOTAL RESIDENCES
   Residences operated (end of period)........    19     51        31        79
   Units operated (end of period).............   595  1,768     1,009     2,856
   Average occupancy rate.....................  82.3%  80.4%     83.8%     75.4%
   Sources of revenue:
     Medicaid state portion...................  21.4%  13.8%     14.6%     11.1%
     Medicaid resident portion................   9.6%   7.6%      7.8%      6.1%
     Private..................................  69.0%  78.6%     77.6%     82.8%
                                               -----  -----  --------  --------
       Total.................................. 100.0% 100.0%    100.0%    100.0%
                                               =====  =====  ========  ========

  The following table set forth, for the periods presented for Stabilized Residences, the total number of residences and units operated, average occupancy rates and the sources of revenue for the Company. Stabilized Residences are defined as those residences which were operating for more than nine months prior to the beginning of the period or had achieved a 95% occupancy rate as of the beginning of the reporting period.



                                               YEAR ENDED     SIX MONTHS ENDED
                                               DECEMBER 31,      JUNE 30,
                                               ------------  ------------------
                                               1995   1996     1996      1997
                                               -----  -----  --------  --------
   STABILIZED RESIDENCES
   Residences operated (end of period)........     5      7         9        35
   Units operated (end of period).............   137    204       264     1,163
   Average occupancy rate.....................  99.1%  96.5%     97.5%     91.4%
   Sources of revenue:
     Medicaid state portion...................  23.9%  19.9%     18.3%     13.4%
     Medicaid resident portion................  11.3%  11.5%     10.2%      7.5%
     Private..................................  64.8%  68.6%     71.5%     79.1%
                                               -----  -----  --------  --------
       Total.................................. 100.0% 100.0%    100.0%    100.0%
                                               =====  =====  ========  ========

  The following table sets forth, for the periods presented for Start-up Residences, the total number of residences and units operated, average occupancy rates and the sources of revenue for the Company. Start-up Residences are defined as those residences which were operating for less than nine months prior to the beginning of the period and had not achieved a 95% occupancy rate as of the beginning of the reporting period.

                                                YEAR ENDED       SIX MONTHS
                                               DECEMBER 31,     ENDED JUNE 30,
                                               --------------  ----------------
                                                1995    1996    1996     1997
                                               ------  ------  -------  -------
   START-UP RESIDENCES
   Residences operated (end of period)........     14      44       22       44
   Units operated (end of period).............    458   1,564      745    1,693
   Average occupancy rate.....................   77.3%   76.9%    78.1%    64.0%
   Sources of revenue:
     Medicaid state portion...................   16.4%   11.2%    10.6%     8.1%
     Medicaid resident portion................    6.3%    6.0%     5.4%     4.2%
     Private..................................   77.3%   82.8%    84.0%    87.7%
                                               ------  ------  -------  -------
       Total..................................  100.0%  100.0%   100.0%   100.0%
                                               ======  ======  =======  =======

  The following table sets forth, for the periods presented for Same Store Residences, the total number of residences and units operated, average occupancy rates and the sources of revenues for the Company. Same Store Residences are defined as those residences which were operating throughout comparable periods.

                                                 YEAR ENDED
                                                  DECEMBER       SIX MONTHS
                                                     31,        ENDED JUNE 30,
                                                 ------------  ----------------
                                                 1995   1996    1996     1997
                                                 -----  -----  -------  -------
   SAME STORE RESIDENCES
   Residences operated (end of period)..........     5      5       19       19
   Units operated (end of period)...............   137    137      595      605
   Average occupancy rate.......................  99.1%  97.8%    83.8%    95.0%
   Sources of revenue:
     Medicaid state portion.....................  23.9%  21.7%    15.8%    15.2%
     Medicaid resident portion..................  11.3%  11.7%     8.7%     8.7%
     Private....................................  64.8%  66.6%    75.5%    76.1%
                                                 -----  -----  -------  -------
       Total.................................... 100.0% 100.0%   100.0%   100.0%
                                                 =====  =====  =======  =======

  The following tables relating to Stabilized Residences, Start-up Residences and Same Store Residences exclude the effects of corporate level expenses, including general and administrative expenses and corporate level interest expense. In addition, the following tables exclude the effect of the capitalization of corporate and property level interest expense.

  The following table sets forth, for the periods presented, the results of operations for Stabilized Residences (in thousands).

                                                                   SIX MONTHS
                                                    YEAR ENDED       ENDED
                                                   DECEMBER 31,     JUNE 30,
                                                   ------------- --------------
                                                    1995   1996   1996   1997
                                                   ------ ------ ------ -------
   STABILIZED RESIDENCES
   Revenues....................................... $2,699 $4,084 $2,688 $11,361
   Residence operating expenses...................  1,667  2,412  1,536   6,338
                                                   ------ ------ ------ -------
     Residence operating income...................  1,032  1,672  1,152   5,023
   Building rentals...............................    500    780    598   2,284
   Depreciation and amortization..................    116    120     91     340
                                                   ------ ------ ------ -------
     Total other operating expenses...............    616    900    689   2,624
                                                   ------ ------ ------ -------
       Operating income...........................    416    772    463   2,399
   Other interest (income) expense net............    147    217    173     681
                                                   ------ ------ ------ -------
   Income (loss) before income taxes.............. $  269 $  555 $  290 $ 1,718
                                                   ====== ====== ====== =======

  The following table sets forth, for the periods presented, the results of operations for Start-up Residences (in thousands).

                                                                 SIX MONTHS
                                                  YEAR ENDED        ENDED
                                                 DECEMBER 31,     JUNE 30,
                                                --------------- --------------
                                                 1995    1996    1996    1997
                                                ------  ------- ------  ------
   START-UP RESIDENCES
   Revenues.................................... $1,368  $14,865 $4,462  $8,732
   Residence operating expenses................  1,112    9,704  3,334   5,923
                                                ------  ------- ------  ------
     Residence operating income................    256    5,161  1,128   2,809
   Building rentals............................    298    3,372  1,140   1,286
   Depreciation and amortization...............    180      809    251     825
                                                ------  ------- ------  ------
     Total other operating expenses............    478    4,181  1,391   2,111
                                                ------  ------- ------  ------
       Operating income (loss).................   (222)     980   (263)    698
   Other interest (income) expense net.........      4      603    150   1,044
                                                ------  ------- ------  ------
   Income (loss) before income taxes........... $ (226) $   377 $ (413) $ (346)
                                                ======  ======= ======  ======

  The following table sets forth, for the periods presented, the results of operations for the residences which were operating for comparable periods in their entirety (in thousands).

                                                                   SIX MONTHS
                                                     YEAR ENDED       ENDED
                                                    DECEMBER 31,    JUNE 30,
                                                    ------------- -------------
                                                     1995   1996   1996   1997
                                                    ------ ------ ------ ------
   SAME STORE RESIDENCES
   Revenues........................................ $2,669 $2,823 $5,067 $6,118
   Residence operating expenses....................  1,667  1,641  3,141  3,405
                                                    ------ ------ ------ ------
     Residence operating income....................  1,032  1,182  1,926  2,713
   Building rentals................................    500    533  1,100  1,116
   Depreciation and amortization...................    116    115    229    222
                                                    ------ ------ ------ ------
     Total other operating expenses................    616    648  1,329  1,338
                                                    ------ ------ ------ ------
       Operating income............................    416    534    597  1,375
   Other interest (income) expense net.............    147    217    322    398
                                                    ------ ------ ------ ------
   Income before taxes............................. $  269 $  317 $  275 $  977
                                                    ====== ====== ====== ======

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1997 as Compared to Six Months Ended June 30, 1996

  The Company had net income of $1.6 million, or $.15 per share, on revenue of $20.1 million for the six months ended June 30, 1997 compared to a net loss of $171,000, or $.03 per share, on revenues of $6.5 million for the six-months ended June 30, 1996.

  Revenues. For the six months ended June 30, 1997, revenues were $20.1 million as compared to $6.5 million for the six months ended June 30, 1996, an increase of $13.6 million. Of this increase, $12.5 million or 92% related to the opening of an additional 48 operating residences (1,847 units) since June 30, 1996. The remaining $1.1 million or 8% of the increase was attributable to the Same Store Residences. For the six months ended June 30, 1997, revenues for the Same Store Residences were $6.1 million as compared to $5.0 million for the six months ended June 30, 1996, an increase of 20.7%. Substantially all of this increase was attributable to an increase in average occupancy to 95.0% from 83.8%.

  Residence operating expenses. For the six months ended June 30, 1997, residence operating expenses were $12.2 million as compared to $4.3 million for the six months ended June 30, 1996, an increase of $7.9 million. Of this increase, $7.7 million or 97% related to the opening of an additional 48 operating residences (1,847 units) since June 30, 1996. The remaining $264,000 or 3% of the increase was attributable to the Same Store Residences. For the six months ended June 30, 1997, residence operating expenses for the Same Store Residences were $3.4 million as compared to $3.1 million for the six months ended June 30, 1996, an increase of 9.7%. This increase for the Same Store Residences was primarily attributable to higher staffing levels required to accommodate higher occupancies at the residences.

  Corporate general and administrative. For the six months ended June 30, 1997, corporate general and administrative expenses were $1.3 million as compared to $608,000 for the six months ended June 30, 1996, an increase of $709,000 or 117%. This increase was primarily the result of additional staffing needed to cover the increase in corporate activity as well as the continued investment in the establishment of regional offices in Oregon, Texas and Ohio.

  Building rentals. Building rentals increased to $3.6 million in the six months ended June 30, 1997 from $1.5 million in 1996. The increase in building rentals is directly related to the increase in the number of leases entered into by the Company between January 1, 1996 and June 30, 1997. The Company had 47 operating leases at June 30, 1997 compared to 29 at June 30, 1996. Building rentals for the 19 residences which operated for the entire period of 1997 and 1996 remained relatively unchanged.

  Depreciation and amortization. Depreciation and amortization expense was $1.2 million in the six month period ended June 30, 1997 compared to $384,000 in the 1996 period, an increase of $824,000 or 215%. The increase in depreciation and amortization is directly related to the 48 new residences that opened subsequent to January 1, 1996. Depreciation and amortization expense for the 19 residences which operated for the entire six month periods in 1997 and 1996 stayed relatively unchanged.

  Interest and other expense (income), net. Interest expense, net of capitalized interest, was $408,000 for the six month period ended June 30, 1997 compared to $51,000 in the corresponding 1996 period, an increase of $357,000. The Company's gross interest expense was $3.4 million for the six month period ended June 30, 1997 compared to $1.1 million in the corresponding 1996 period, an increase of $2.3 million. The increase in interest expense is due to temporary construction financing to fund development activity. Capitalized interest for the six month period ended June 30, 1997 was $2.9 million compared to $1.0 million in the corresponding 1996 period, an increase of $1.9 million.

  Interest income was $276,000 for the six month period ended June 30, 1997 compared to $69,000 in the corresponding 1996 period, an increase of $207,000. The increase in interest income is directly related the fluctuation in the amounts invested.

  Other income was $482,000 for the six month period ended June 30, 1997 compared to $82,000 in the corresponding 1996 period, an increase of $400,000. Approximately $357,000 of other income for the six months ended June 30, 1997 represents that portion of the net operating losses of a joint venture (including management fees paid to the Company) attributable to the Company's joint venture partner. The remaining $125,000 related to development fees received by the Company from outside developers. The $82,000 for the six month period ended June 30, 1996 was from a gain on the sale of real property.

  Income (loss) before taxes. Income before taxes for the six months ended June 30, 1997 was $2.1 million compared to a loss before taxes of $171,000 during the corresponding period in 1996, an increase of $2.3 million. The Company's income before taxes has continued to increase as the number of operating residences increases. As the Company has matured in certain of its regions and occupancy has increased, the operating income of the residences has been able to cover general corporate overhead plus provide additional income.

  Provision for income taxes. The Company's provision for income taxes for the six months ended June 30, 1997 was $468,000 compared to $0 for the corresponding period in 1996. The Company has been utilizing its operating loss carryforwards from previous periods to offset current income tax provisions. As of June 30, 1997, the Company had extinguished its carryforwards and in future periods expects to experience a tax rate of approximately 38%.

  Net income (loss). Net income for the six months ended June 30, 1997 was $1.6 million compared to net loss of $171,000 during the corresponding period in 1996. The Company has generated income due to the increased number of residences operating as compared to the corresponding period in 1996. This has been partially offset by the increase in corporate overhead, including additional staffing, necessary to accommodate the Company's expansion plans.

 Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  The Company had net income of $149,000 or $.02 per share, on revenue of $18.9 million for the year ended December 31, 1996, compared to a net loss of $575,000 or $.10 per share, on revenues of $4.1 million for the year ended December 31, 1995. The Company incurred a one-time charge of $426,000 during 1996 for the exchange of 811,332 shares of Common Stock on $6.1 million of 7% Debentures. The Company's net income for 1996 prior to this one-time charge was $574,000 or $.07 per share.

  Revenues. For the year ended December 31, 1996, revenues were $18.9 million as compared to $4.1 million for the year ended December 31, 1995, an increase of $14.8 million. Of this increase, $14.7 million or 99% related to the opening of an additional 32 operating residences (1,173 units) since December 31, 1995. The remaining $154,000 or 1% of the increase was attributable to the Same Store Residences. For the year ended December 31, 1996, revenues for the Same Store Residences were $2.8 million as compared to $2.7 million for the year ended December 31, 1995, an increase of $154,000 or 5.8%. This increase for the Same Store Residences was primarily attributable to increases in average monthly rents to $1,756 from $1,704 during the period. Of the $18.9 million in revenues reported for the year ended December 31, 1996, $4.1 million or 22% was attributable to Stabilized Residences and $14.9 million or 78% was attributable to Start-Up Residences.

  Residence operating expenses. For the year ended December 31, 1996, residence operating expenses were $12.1 million as compared to $2.8 million for the year ended December 31, 1995, an increase of $9.3 million. Substantially all of this increase was attributable to the addition of 32 operating residences (1,173 units) since December 31, 1995. For the year ended December 31, 1996, residence operating expenses for the Same Store Residences were relatively unchanged at approximately $1.6 million. Of the $12.1 million in residence operating expenses reported for the year ended December 31, 1996, $2.4 million or 19.8% was attributable to Stabilized Residences and $9.7 million or 80.2% was attributable to Start-Up Residences.

  Corporate general and administrative. Corporate general and administrative expenses for the year ended December 31, 1996 were $1.6 million compared to $1.3 million for 1995. This increase is a direct result of additional staffing to cover the increase in corporate activity, travel associated with new residences located in other states and the establishment of regional offices.

  Building rentals. Building rentals for the year ended December 31, 1996 were $4.2 million, compared to $798,000 for the year ended December 31, 1995 which represents an increase of 426%. The increase in building rentals is directly related to the additional twenty-two sale leaseback transactions completed during 1996. The Company ended the year with thirty-one leases compared to the nine leases at the end of 1995.

  Depreciation and amortization. Deprecation and amortization for the year ended December 31, 1996 was $990,000, compared to the depreciation for the year ended December 31, 1995 of $296,000 which represents an increase of 234%. This increase is the result of additional facilities developed and owned by the Company during 1996.

  Interest and other expense (income). For the year ended December 31, 1996, net interest expense was $0 compared to $96,000 for the year ended December 31, 1995. Gross interest expense for 1996 was $2.2 million as compared to $673,000 for 1995, an increase of $1.5 million. Of the increase, $1.4 million or 93.3% was attributable to the full year effect of interest expense associated with the 7% Debentures and the balance of $100,000 or 6.7% was attributable to mortgage bond financing. The Company capitalized $2.2 million of interest expense for 1996 compared to $577,000 for the comparable period in 1995. Interest income for the year ended December 31, 1996 was $455,000 as compared to $579,000 in 1995. In addition, in September 1996, the Company incurred a one-time charge of $426,000 relating to the conversion of $6.1 million of its $20.0 million of the 7% Debentures.

  Net income (loss). The Company achieved net income of $149,000, or $.02 per share for the year ended December 31, 1996, compared to a net loss of $575,000, or $.10 per share for the year ended December 31, 1995. This is due to the number of residences opened in 1996 and the stabilization of those residences opened in 1995.

 Year Ended December 31, 1995 as Compared to One Month Ended December 31, 1994

  The Company incurred a net loss of $575,000 or $.10 per share, on revenue of $4.1 million for the year ended December 31, 1995. These losses resulted primarily from an increase in corporate overhead, including additional staffing necessary to accommodate the Company's expansion plan to develop additional residences in 1995 and 1996 and initial operating losses of residences which commenced operations during the year. For the one month ended December 31, 1994, the Company incurred a net loss $64,000, or $.01 per share, on revenues of $212,000.

  Revenues. Revenue was $4.1 million for the year ended December 31, 1995 compared to $212,000 for the one month December 31, 1994 and $1.8 million for the eleven months ended November 31, 1994 for a combined total of $2.0 million, which represents an increase of 98% which is the direct result of the additional fourteen residences which commenced operations during 1995. The average rate per month for the five facilities which were open for one year or more at December 31, 1995 was $1,631, compared to $1,592 for the month ended December 31, 1994. The increase was due to a combination of increased service care levels and approved rate increases. The average rate for all residences for the year ended December 31, 1995 was $1,588, which reflects the effects of the additional fourteen residences opened by the Company during 1995. The payments from Medicaid programs comprised approximately 21.4% of the Company's revenue for the year ended December 31, 1995.

  Residence operating expenses. Residences operating expenses were $2.8 million for the year ended December 31, 1995 compared to $125,000 for the one month ended December 31, 1994 and $1.1 million for the eleven months ended November 31, 1994 for a combined total of $1.2 million which represents an increase of 122%. The increase is due to the increase in revenues as discussed above along with the start-up costs relating to the 14 additional residences which commenced operations during 1995. At December 31, 1995 the Company operated 25 residences with 19 experiencing operating results compared to the five operating residences at December 31, 1994.

  Corporate general and administrative. Corporate general and administrative expenses for the year ended December 31, 1995 was $1.3 million compared to the one month ended December 31, 1994 of $152,000. This increase is a direct result of additional staffing to cover the increase in development activity, travel associated with new residences located in other states, and the establishment of the corporate office.

  Building rentals. Building rentals were $798,000 for the year ended December 31, 1995 which represents rental on nine residences of which four were owned by the Predecessor and now are leased by the Company. Five of the nine residences were sold in sale and leaseback transactions during 1995.

  Depreciation and amortization. Depreciation and amortization for the year ended December 31, 1995 was $296,000, compared to the depreciation for the one month ended December 31, 1994 of $13,000 and eleven months ended November 30, 1994 of $105,000 for a combined total of $118,000 which represents an increase of 151%. This increase is the result of additional facilities that were developed by the Company in 1995 and were still owned as of December 31, 1995. In addition, two residences which were leased in October of 1995 experienced two months and one month, respectively, of depreciation.

  Interest and other expense (income). Interest expense for the year ended December 31, 1995 was $96,000 which represents interest on the loans on two initial buildings purchased from the Predecessor. Interest income of $579,000 was earned on investment of corporate cash from the proceeds of the initial public offering in 1994 and the Company's private placement in August of 1995.

  The Company incurred a net loss of $575,000 or $.10 per share for the year ended December 31, 1995. This is due to the number of residences opened in 1995 and the level of development activity currently being experienced by the Company. The Company anticipates an initial loss of $30,000 to $50,000 per residence to be incurred within the first three to four months of the residence opening.

LIQUIDITY AND CAPITAL RESOURCES

  At June 30, 1997, the Company had negative working capital of approximately of $50.6 million. Included in this amount was approximately $14.1 million of construction payables that the Company accrued in June 1997 which were not payable until July 1997. The Company completed the sale and leaseback of two properties for $5.1 million and closed on five permanent mortgage financings with the states of Idaho and Washington for $9.1 million subsequent to June 30, 1997. At June 30, 1997, the Company had $51.9 million of temporary construction financing of which $46.7 million is currently outstanding. The Company intends to repay up to such amount with the net proceeds of the Offering and Concurrent Offering, if any. Excluding the construction payables and temporary construction financing, the Company had positive working capital of $15.4 million.

  Net cash provided by operating activities was approximately $2.7 million during the six month period ended June 30, 1997. The primary source of funds was from net income of $1.6 million and the add back of depreciation and amortization of $1.2 million. Other operating type items netted to a use of cash of $100,000. As of June 30, 1997, unrestricted cash balances were $8.8 million.

  Net cash used in investing activities totaled $26 million during the six month period ended June 30, 1997. The primary use of cash was $61.4 million related to the development of new assisted living residences in Oregon, Washington, Texas, New Jersey, Idaho, Ohio and Arizona. This was offset by proceeds of $35.6 million related to the sale of 15 residences, 13 of which were leased back and two of which are being managed by the Company.

  Net cash provided by financing activities totaled $30.1 million during the six month period ended June 30, 1997. The Company entered into 19 additional construction financing loans which netted the Company $43.2 million, paid off four construction loans for $10.2 million, experienced a decline in construction draws of $1.9 million and incurred approximately $1.1 million in debt issuance costs related to temporary construction financing and bond issuance costs.

  Capital expenditures for 1997 and 1998 are estimated to approximate $250.0 million to $300.0 million, related primarily to the development of additional residences, of which approximately $60.0 million had been spent through June 30, 1997. As of June 30, 1997, the Company had started construction or had purchased land for development on 35 parcels of land in Oregon, Washington, Texas, Ohio, Idaho, New Jersey and other states. The Company had also entered into agreements pursuant to which it may purchase, subject to completion of due diligence and various other conditions, 25 undeveloped sites. The Company expects the 35 properties under construction and development to open through the third and fourth quarter of 1997 and the first quarter of 1998. The Company intends to utilize current working capital resources, including the net proceeds of the Offering and the Concurrent Offering, if any, to develop additional residences. In addition, as of August 31, 1997, the Company had outstanding $93 million in commitments from several health care REITs to finance additional residences through sale and leaseback transactions. The Company also anticipates being able to continue to utilize tax-exempt bond financing for approximately $20.9 million from the states of Ohio, Idaho and Washington. The Company does not anticipate any significant capital expenditures within the foreseeable future with respect to the residences developed in 1994, 1995, 1996 and those currently operating or those pending licensure as of June 30, 1997.

  If the pending acquisitions of HCI and Carriage House are consummated, the Company will require additional capital expenditures for 1998. Currently, HCI has three residences under construction (100 units) and Carriage House has six residences (198 units) under construction.

  The Company expects that its cash on hand, the net proceeds from the Offering and the Concurrent Offering, if any, together with cash flow from operations and available REIT financing, will be sufficient to meet its operating requirements and to fund its anticipated growth for at least the next 12 to 18 months. The Company expects to use a wide variety of financing sources to fund its future growth, including public and private debt and equity, conventional mortgage financing, unsecured bank financing, among other sources. There can be no assurances that financing from such sources will be available in the future, or if available that such financing will be available on terms acceptable to the Company.

  As of June 30, 1997, the Company had invested excess cash balances in short-term certificates of deposit and U.S. Treasury securities. The Company intends to satisfy future capital requirements for its development activities by various means, including financing obtained from sale/leaseback transactions, permanent mortgage financing and long-term state bond financing and to the extent available, cash generated from operations.

INFLATION

  Management believes that the Company's operations have not been materially adversely affected by inflation. The Company expects salary and wage increases for its skilled staff will continue to be higher than average salary and wage increases, as is common in the health care industry. The Company expects that it will be able to offset the effects of inflation on salaries and other operating expenses by increases in rental and service rates, subject to applicable restrictions with respect to services that are provided to residents eligible for Medicaid reimbursement.

RECENT ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings per Share" and
SFAS No. 129 "Disclosure of Information about Capital Structure." SFAS No. 128 establishes a different method of computing net income per share than is currently required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS No. 128, the Company will be required, and has complied in the current financial statements presentation, to present both basic net income per share and diluted net income per share. Basic net income per share is expected to be comparable or slightly higher than the previously presented net income per share as the effect of dilutive stock options will not be considered in computing basic net income per share. Diluted net income per share is expected to be comparable or slightly lower than the currently presented net income per share. SFAS No. 129 established standards for disclosing information about a Company's capital structure. The Company will adopt both SFAS No. 128 and SFAS No. 129 in the fourth quarter of 1997 and at that time all historical net income (loss) per share data will be restated to conform to the provisions of these Statements.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which established requirements for disclosure of comprehensive income. The objective of SFAS No. 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. The Company does not anticipate any significant impact on reported results of operations due to the adoption of SFAS No. 130. The Company plans to adopt SFAS No. 130 in the first quarter of 1998 and at that time earlier financial statements will be reclassified for comparative purposes.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way segment information is reported for public companies and requires those companies to report selected segment information in interim financial reports to stockholders. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997. The Statement was only recently issued, and although the Company has not fully determined its complete impact, the Company does not foresee any material change due to adoption of this disclosure on its financial presentation to stockholders. The Company plans to adopt SFAS No. 131 in the first quarter of 1998 and at that time earlier financial statements will be reclassified for comparative purposes if necessary.

                                   BUSINESS

OVERVIEW

  The Company operates, owns, leases and develops free-standing assisted living residences, primarily in small middle-market rural and suburban communities with a population typically ranging from 10,000 to 40,000. Currently the Company has operations in Oregon, Washington, Idaho, Texas, Ohio, New Jersey and Arizona. The Company also provides personal care and support services and makes available routine nursing services (as permitted by applicable regulations) designed to meet the health care needs of its residents. The Company believes that this combination of residential, personal care, support and health care services provides a cost-efficient alternative and affords an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

  The Company has experienced significant growth since the completion of its initial public offering in November 1994, growing from a base of five residences (137 units) primarily through the development of assisted living residences. As of August 31, 1997, the Company owned, leased or managed a total of 98 operating assisted living residences representing an aggregate of 3,602 units. Of these residences, the Company owned 44 residences (1,648 units), leased 53 residences (1,915 units) and managed one residence (39 units). For the six months ended June 30, 1997, the Company's 35 Stabilized Residences (those residences that had been operating for nine months prior to the beginning of the period or had achieved 95.0% occupancy within the first nine months of operations) had an average occupancy rate of approximately 91.4% and an average monthly rental rate of approximately $1,732 per unit. The Company's 79 residences (2,856 units) in operation as of June 30, 1997 had an average occupancy rate of approximately 75.4% and an average monthly rental rate of approximately $1,729 per unit.

  The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in Arizona, Indiana, New Jersey, Ohio, Pennsylvania, South Carolina, Washington and other states with regulatory and reimbursement climates which the Company believes are favorable. As of August 31, 1997, the Company had commenced construction on 41 residences (approximately 1,646 units). In addition, at such date, the Company had optioned or had entered into land purchase agreements for the development of 28 residences (1,119 units). For the eight months ended August 31, 1997, the Company opened 31 residences (1,208 units) and intends to open approximately 19 to 29 residences in the remainder of 1997 and approximately 60 to 70 residences in 1998. The Company generally does not acquire sites for development until it has completed its feasibility analysis and appropriate zoning has been obtained. Capital expenditures and related start-up costs for 1997 and 1998, which relate primarily to the development of new residences, are estimated to total approximately $250.0 to $300.0 million, of which approximately $60.0 million had been spent through June 30, 1997. Pursuant to its development program, the Company has obtained approximately $93.0 million in financing commitments from health care real estate investment trusts.

  The principal elements of the Company's operating and growth strategy are to: (i) expand market penetration, (ii) service higher acuity residents, (iii) selectively acquire or develop complementary businesses and (iv) pursue strategic alliance/joint venture relationships. The Company anticipates that a majority of its resident revenues will continue to come from private pay sources. However, the Company believes that locating residences in states with favorable regulatory and reimbursement climates should provide the Company with a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide the Company's private pay residents with alternative sources of income if and when their private funds are depleted and they become Medicaid eligible.

INDUSTRY BACKGROUND

  The long-term care industry encompasses a continuum of accommodations and health care services that are provided primarily to the elderly. For those among the elderly requiring limited services, home-based care in the elderly person's home or in a retirement center offers a viable option for assistance on an "as required" basis. Services provided by congregate and retirement centers are often limited to meals, housekeeping and laundry. As an elderly person's needs for assistance increase, care in an assisted living residence, where assistance with personal care (such as dressing and bathing), support services (such as housekeeping and laundry), and routine nursing services (such as assistance with taking medication and health monitoring) are available, is often preferable to home-based care. For those elderly people in need of specialized support, rehabilitative, nutritional, respiratory, and other skilled treatments, care in a nursing facility may be required. Generally, assisted living residents have higher acuity levels than residents of congregate and retirement living centers but lower acuity levels than patients in skilled nursing facilities.

  Assisted living is designed to enhance both the physical and psychological well-being of the frail elderly by promoting their independence in a home-like setting. The services and supervision provided are intended to optimize the residents' abilities and foster their autonomy. Residents are typically individuals who do not require the 24-hour skilled medical care provided in nursing care facilities, but who are unable, for various reasons, to live alone. The Company believes that the assisted living industry is among the most rapidly expanding sectors of the senior care marketplace. Estimates of annual expenditures in the assisted living sector of the senior living and health care services industry for 1996 range from $12.0 billion to $14.0 billion and include facilities ranging from "board and care" (generally 12 or fewer units with little or no services) to full-service assisted living residences.

  Limited Supply of Nursing Facility Beds. The majority of states have adopted certificate of need ("CON") or similar statutes that generally require a state agency to determine that a need exists prior to the addition of new beds, or the addition of new services which may be reimbursable, either in whole or in part, by one or more government funded programs. Additionally, the Company believes that high construction costs, limitations on government reimbursement for the full cost of construction and start-up expenses further restrain the growth in the supply of such facilities and beds.

  Aging Population. According to the United States Census Bureau, the population of seniors aged 75 or older is expected to increase from approximately 13.2 million in 1990 to over 16.6 million by 2000, an increase of 26%. The population of seniors aged 85 or older is expected to increase from approximately 3.1 million in 1990 to over 4.3 million by 2,000, an increase of 39%. It is further estimated, according to the United States General Accounting Office, that there are approximately 6.5 million people aged 65 and older in the United States who need assistance with the activities of daily living, and the number of people needing such assistance is expected to double by the year 2020. According to the Alzheimer's Association, the number of persons afflicted with Alzheimer's disease is expected to grow from the current 4.0 million to 14.0 million by the year 2050.

  Lower Average Cost. The Company believes that the average annual cost to residents of receiving assisted living care in the Company's residences is approximately 60 to 80 percent of the cost of receiving a similar level of care in a skilled nursing facility. According to the Marion Merrell Dow Inc. Managed Care Digest Series, Institutional Digest 1995, the average annual cost per person in 1994 in the United States for private, nursing home care was approximately $36,000. During the six months ended June 30, 1997, the Company's 35 Stabilized Residences annualized revenue per resident was approximately $20,800.

  Cost Containment Pressures. Responding to rising health care costs, governmental and private payor sources have adopted cost containment measures that have encouraged reduced lengths of stay in hospitals. The result of this trend is an increase in the number of seniors requiring acute care who are more likely to receive care in a skilled nursing facility as opposed to an acute-care hospital. This, in turn, has caused nursing facility operators to focus on improving occupancy and increasing services to residents requiring these higher levels of care. As the level of care for nursing facility residents rises and the supply of nursing facility space is filled by residents having more acute needs, the Company believes that demand for assisted living residences will increase.

  Favorable Regulatory and Reimbursement Climate. In recent years, certain states have adopted laws or regulations permitting individuals with higher acuity levels to remain in assisted living communities, rather than requiring that those individuals be transferred to skilled nursing facilities. These changes have generally been prompted by the cost-containment pressures discussed above and by a desire to reduce the demand for expensive skilled nursing services for the elderly. Ohio, Oregon, New Jersey, Texas and Washington are among the states that have adopted such regulations for the operation of assisted living residences. Each of these states, for example, allows assisted living facilities to provide certain skilled nursing services and permits occupancy by residents who may otherwise qualify for placement in a nursing facility.

  In addition, in 1981, the federal government approved a Medicaid waiver program, which permits states to develop programs relating to the health care and housing needs of the low-income elderly eligible for nursing home placement (the "Medicaid Waiver Program"). Medicaid waivers permit states to apply a portion of Medicaid funding for skilled nursing facility care to other forms of care, such as assisted living. Without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term care in skilled nursing facilities. Medicaid funds for assisted living services are currently available in twenty states. Medicaid Waiver Programs to fund assisted living services are being considered for implementation in additional states. The implementation of these favorable laws and regulations and the Medicaid Waiver Program have created a regulatory climate in these states that encourages the development of assisted living facilities.

  Consumer Acceptance. The Company believes assisted living is increasingly the preferred alternative of seniors and their families. Assisted living residents generally have greater independence, and assisted living services typically allow residents to "age in place" in a residential setting. The Company believes these factors result in a higher quality of life than would be experienced in a more institutional or clinical setting, such as a skilled nursing facility.

  Increasing Affluence of the Elderly. According to the United States Bureau of the Census, the median net worth of householders age 75 and older has increased from $61,491 in 1988 to $76,541 in 1992. Accordingly, the Company believes that the number of seniors who are able to afford high-quality residential environments, such as those offered by the Company, has increased in recent years.

STRATEGY

  The Company intends to expand its position as a provider of assisted living services through continued development and expansion opportunities. The Company generally locates its residences in well-established residential neighborhoods in smaller rural and suburban communities, where the population typically ranges from 10,000 to 40,000 with a higher than average percentage of middle aged or elderly individuals. In addition, by focusing its marketing effort primarily in these smaller communities, the Company believes it will be able to maintain high occupancy levels, as well as reduce the level of competition it encounters. The principal elements of the Company's strategy for achieving this objective are as follows:

  Expand Market Penetration. The Company intends to continue to grow primarily through the development of additional residences and to increase its market penetration in both existing and targeted markets. The Company targets smaller rural and suburban communities with an appropriate concentration of age and income qualified seniors. The Company also focuses on states with favorable regulatory environments and Medicaid reimbursement programs. In its targeted markets, the Company seeks to develop clusters of residences to enable the Company to realize operating efficiencies and economies of scale within a region.

  Serve Higher Acuity Residents. The Company offers, directly and through ancillary services, higher levels of care to its residents than is typical in other assisted living residences. In those instances in which the Company does not directly provide services, the Company will endeavor to make available third party providers to complement the Company's range of services in order to meet the varied needs of its residents. By providing access to both a more intensive and broader spectrum of care, the Company believes it will be more capable of providing residents the opportunity to "age in place," and thereby eliminate the need for its residents to be transferred to a higher acuity environment such as a skilled nursing facility.

  Selectively Acquire or Develop Complementary Businesses. Although the Company intends to focus its growth efforts primarily on the development of free-standing assisted residences, it may selectively acquire or develop complementary businesses as a means to facilitate entry into targeted markets or expand its presence into existing markets. Pursuant to this strategy, the Company may seek (i) to acquire other entities engaged in the development and operation of free-standing assisted living residences, (ii) to develop or acquire providers of ancillary services, such as home health care, hospice, pharmacy and durable medical equipment services, and (iii) to develop or acquire other businesses that the Company believes are complementary to its operations and growth strategy.

  Pursue Strategic Alliance/Joint Venture Relationships. Where appropriate, the Company seeks to strengthen its presence in existing markets or facilitate entry into new markets by entering into relationships with local and regional hospital systems, managed care organizations and other referral sources. The Company believes that such relationships will allow it to offer additional services and generate additional resident referrals thereby retaining existing residents for longer periods of time as well as attracting new residents to existing assisted living residences.

RESIDENCES

  The following chart sets forth, as of August 31, 1997, the location, number of units, date of licensure, ownership status and occupancy rates for the Company's residences.

                                                              AVERAGE  OCCUPANCY
                                      DATE                   OCCUPANCY    AT
LOCATION                      UNITS LICENSED OWNERSHIP(1)(2) 12/31/96   8/31/97
--------                      ----- -------- --------------- --------- ---------
Oregon
  Astoria....................   28    8/96        Owned        65.1%     100.0%
  Bend.......................   46   11/95        Owned        82.7      100.0
  Brookings..................   36    7/96        Owned        83.6       86.1
  Canby......................   25   12/90       Leased        99.0      100.0
  Estacada...................   30    1/97        Owned         --        80.0
  Eugene.....................   47    8/97        Owned         --        21.3
  Grants Pass................   45   11/96       Leased        11.9       75.6
  Hood River.................   30   10/95        Owned        89.9      100.0
  Klamath Falls..............   35   10/96       Leased        17.1       62.9
  Lincoln City...............   33   10/94        Owned        96.1       90.9
  Madras.....................   27    3/91        Owned        98.6      100.0
  Myrtle Creek...............   34    3/96       Leased        63.7       88.2
  Newberg....................   26   10/92       Leased        99.8      100.0
  Newport....................   36    6/96        Owned        81.0       94.4
  Pendleton..................   26    4/91       Leased        96.2      100.0
  Prineville.................   30   10/95        Owned        90.4       93.3
  Redmond....................   37    3/95       Leased        91.0      100.0
  Silverton..................   30    7/95        Owned        96.8      100.0
  Sutherlin..................   30    1/97       Leased         --        66.7
  Talent.....................   36   10/96        Owned        11.8       88.9

                                                              AVERAGE  OCCUPANCY
                                      DATE                   OCCUPANCY    AT
LOCATION                      UNITS LICENSED OWNERSHIP(1)(2) 12/31/96   8/31/97
--------                      ----- -------- --------------- --------- ---------
Washington
  Battleground...............   40    11/96      Leased         8.1%      87.5%
  Bremerton..................   39     5/97       Owned         --        23.1
  Camas......................   36     3/96      Leased        54.7      100.0
  Enumclaw...................   40     4/97       Owned         --        55.0
  Grandview..................   36     2/96      Leased        57.2       91.7
  Hoquiam....................   40     7/97      Leased         --        27.5
  Kelso......................   40     8/96      Leased        91.6       92.5
  Kennewick..................   36    12/95      Leased        91.2       86.1
  Port Orchard...............   39     6/97       Owned         --        48.7
  Spokane....................   39  Pending       Owned         --         2.6
  Vancouver..................   44     6/96      Leased        92.3       90.9
  Walla Walla................   36     2/96      Leased        79.8       97.2
Idaho
  Burley.....................   35     8/97       Owned         --         8.6
  Caldwell...................   35     8/97       Owned         --        11.4
  Garden City................   48     4/97       Owned         --        16.7
  Hayden.....................   39    11/96      Leased         6.1       41.0
  Idaho Falls................   39     1/97       Owned         --        38.5
  Moscow.....................   39     4/97       Owned         --        34.3
  Nampa......................   39     2/97       Owned         --        51.3
  Rexburg....................   35     8/97       Owned         --         5.7
  Twin Falls.................   39     9/97       Owned         --         --
Texas
  Abilene....................   38    10/96      Leased        42.1       55.3
  Amarillo...................   50     3/96      Leased        99.5      100.0
  Athens.....................   30    11/95      Leased        86.2      100.0
  Beaumont...................   50     4/96      Leased        62.5       78.0
  Big Springs................   38     5/96      Leased        29.1       52.6
  Bryan......................   30     6/96      Leased        61.6      100.0
  Canyon.....................   30     6/96      Leased        84.6      100.0
  Carthage...................   30    10/95      Leased        74.4       93.3
  Cleburne...................   30     1/96       Owned        76.5       97.2
  College Station............   36    10/96      Leased        10.6       74.4
  Conroe.....................   39     7/96      Leased        98.0      100.0
  Denison....................   38     1/96       Owned        56.7       90.0
  Gainsville.................   30     1/96      Leased        54.2      100.0
  Greenville.................   30    11/95      Leased        84.8       96.7
  GunBarrel City.............   30    10/95      Leased        86.1      100.0
  Henderson..................   30     9/96      Leased        98.8       96.7
  Jacksonville...............   39    12/95      Leased        74.9       94.9
  Levelland..................   30     1/96      Leased        61.8       96.7
  Longview...................   30     9/95      Leased        95.3      100.0
  Lubbock....................   50     7/96      Leased        66.7      100.0
  Lufkin.....................   39     5/96      Leased        70.1       92.3
  Marshall...................   40     7/95      Leased        97.0      100.0
  McKinney...................   39     1/97       Owned         --        84.6
  Mesquite...................   50     7/96      Leased        81.1       78.0
  Midland....................   50    12/96       Owned         6.0       70.0
  Mineral Wells..............   30     7/96      Leased        66.3       80.0
  Nagadoches.................   30     6/96      Leased        69.5       86.7
  Orange.....................   36     3/96      Leased        55.2      100.0
  Pampa......................   36     8/96      Leased        92.9       97.2

                                                             AVERAGE
                                     DATE                   OCCUPANCY OCCUPANCY
LOCATION                     UNITS LICENSED OWNERSHIP(1)(2) 12/31/96  AT 8/31/97
--------                     ----- -------- --------------- --------- ----------
Texas (continued)
  Plainview................     36    7/96       Leased       92.2%     100.0%
  Port Arthur..............     50    5/96        Owned       77.0      100.0
  Rowlett..................     36   10/96        Owned        7.3      100.0
  Sherman..................     30   10/95       Leased       91.1       96.7
  Sulphur Springs..........     30    1/96        Owned       69.3       83.3
  Sweetwater...............     30    3/96       Leased       89.8      100.0
  Temple...................     40    1/97       Leased        --        55.0
  Wichita Falls............     50   10/96       Leased        2.9       52.0
Ohio
  Bellefontaine............     35    3/97        Owned        --        45.7
  Bucyrus..................     35    1/97        Owned        --        57.1
  Cambridge................     39 Pending        Owned        --         2.6
  Celina...................     39    4/97        Owned        --        43.6
  Defiance.................     35    2/97        Owned        --        51.4
  Findlay..................     39    3/97        Owned        --         7.7
  Fremont..................     39    7/97       Leased        --        25.6
  Greenville...............     39    2/97        Owned        --        33.3
  Kenton...................     35    3/97        Owned        --        14.3
  Lima.....................     39    6/97        Owned        --        38.5
  Marion...................     39    4/97        Owned        --        41.0
  Newark...................     39 Pending        Owned        --         2.6
  Tiffin...................     39    6/97       Leased        --        28.2
  Troy.....................     39    3/97      Managed        --        30.8
  Wheelersburg.............     39 Pending        Owned        --         --
New Jersey
  Glassboro................     39    3/97       Leased        --        92.3
  Millville................     39    5/97       Leased        --        51.3
  Vineland.................     39    1/97       Leased        --        94.9
Arizona
  Bullhead City............     40    8/97        Owned        --        25.0
  Lake Havasu..............     36    4/97       Leased        --        33.3
                             -----
   TOTAL RESIDENCES........  3,602

--------
(1) The initial lease terms range from ten to twenty years. The Company is responsible for all costs including repairs to the residences, property taxes, and other direct operating costs of the residences. Building rent is recorded on a straight-line basis for those residences which have a specified rent increase. Building rent is recorded as incurred for those residences which have annual increases based on an increase in the consumer price index.
(2) At August 31, 1997 all but eleven of the Company's owned properties secured outstanding indebtedness. At August 31, 1997, the Company was committed to enter into sale/leaseback financing transactions with REITs with respect to six owned properties. Does not include four residences (156 units) in Nebraska which are being operated by Carriage House.

  The Company also leases approximately 8,000 square feet of office space for its corporate and regional offices in Portland, Oregon, Dallas, Texas and Dublin, Ohio.

CONSTRUCTION AND DEVELOPMENT ACTIVITIES

  The Company is developing additional residences in Arizona, Indiana, New Jersey, Ohio, Pennsylvania, South Carolina and Washington. As of August 31, 1997, the Company had commenced construction on 41 residences with a total of 1,646 units. The following sets forth the location, number of units and estimated quarter of completion for these residences.

                                                               ESTIMATED
     LOCATION                                     UNITS QUARTER OF COMPLETION(1)
     --------                                     ----- ------------------------
     Arizona
       Mesa......................................   50          Q3 1997
       Apache Junction...........................   48          Q4 1997
       Yuma......................................   48          Q4 1997
       Peoria....................................   48          Q1 1998
     Indiana
       Elkhart...................................   39          Q3 1997
       Madison...................................   39          Q3 1997
       Warsaw....................................   39          Q3 1997
       Muncie....................................   39          Q4 1997
       New Castle................................   39          Q4 1997
       Bedford...................................   39          Q4 1997
       Bloomington...............................   39          Q4 1997
       Franklin..................................   39          Q4 1997
       Huntington................................   39          Q4 1997
       Kenderville...............................   39          Q4 1997
       Logansport................................   39          Q4 1997
       Marion....................................   39          Q4 1997
       New Albany................................   39          Q4 1997
       Seymour...................................   39          Q4 1997
       Shelbyville...............................   39          Q1 1998
     New Jersey
       Burlington................................   39          Q3 1997
       Pennsville................................   39          Q3 1997
       Rio Grande................................   39          Q3 1997
       Bridgeton.................................   39          Q1 1998
       Egg Harbor................................   39          Q1 1998
     Ohio
       Zainesville...............................   39          Q3 1997
       Sandusky..................................   39          Q4 1997
     Pennsylvania
       Butler....................................   39          Q3 1997
       Indiana...................................   39          Q3 1997
       Latrobe...................................   39          Q3 1997
       New Kensington............................   39          Q4 1997
       Sharon....................................   39          Q4 1997
       New Castle................................   39          Q4 1997
       Penshill..................................   39          Q4 1997
       Uniontown.................................   39          Q4 1997

                                                               ESTIMATED
     LOCATION                                     UNITS QUARTER OF COMPLETION(1)
     --------                                     ----- ------------------------
     South Carolina
       Clinton..................................     39         Q3 1997
       Greenwood................................     39         Q3 1997
       Summerville..............................     39         Q4 1997
       Aiken....................................     39         Q4 1997
       Goosecreek...............................     39         Q1 1998
     Washington
       Port Townsend............................     39         Q4 1997
       Sumner...................................     48         Q4 1997
                                                  -----
        Total...................................  1,646

--------
(1) The quarter in which the residence expects to receive its certificate of occupancy. The Company anticipates that the residence will receive its license within one to two months of receiving its certificate of occupancy. See "Risk Factors--No Assurances as to Ability to Develop or Acquire Additional Living Residences."

  The foregoing table does not include three facilities in Iowa (100 units) which are currently being constructed by HCI and six facilities (198 units) in Nebraska which are being constructed by Carriage House for a total of 1,944 units under construction after giving effect to pending acquisitions.

  As of August 31, 1997, the Company had optioned or had entered into land purchase agreements for the development of 28 sites (1,119) units. The Company has made initial deposits relating to these sites and has completed or is in the process of completing its demographic analysis and initial architectural plans for purposes of building assisted living residences. In addition, as of August 31, 1997, HCI had identified 36 assisted living residence sites for possible development in five states. See "Summary--Recent Developments--HCI Acquisition."

  The Company generally locates its residences in well-established residential neighborhoods in smaller rural and suburban communities, where the population typically ranges from 10,000 to 40,000 with a higher than average percentage of middle aged or elderly individuals. To provide the appropriate level of personal care efficiently and economically, and to ensure that residents are not intimidated by residence size, the Company develops residences ranging in size from 30 to 50 residential units and containing approximately 16,000 to 32,000 total square feet, with studio units averaging 320 square feet and one bedroom units averaging 450 square feet of private living space.

  The Company retains outside developers to construct residences under development services agreements. The Company approves all aspects of development including, among other things, market feasibility, site selection, plans and specifications, the proposed construction budget and selection of the architect and general contractor. The Company estimates the average construction time for a typical residence to be approximately five to nine months, depending upon the number of units. The Company estimates that, once licensed, it takes approximately nine months for each residence to achieve a stabilized occupancy level of 95% or higher. The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of up to $20,000 for the first four months of operation. To the extent the Company sells and leases back or otherwise finances a residence, the aggregate loss for the first four months of operation may increase up to $100,000.

SERVICES

  The Company's residences offer residents a supportive, "home-like" setting and assistance with activities of daily living. Residents are individuals who, for a variety of reasons, cannot live alone but do not typically need the 24-hour skilled medical care provided in nursing facilities. Services provided to these residents are designed to respond to their individual needs and to improve their quality of life.

This individualized assistance is available 24 hours a day, to meet both anticipated and unanticipated needs. General services in the Company's residences include the provision of three meals per day, laundry, housekeeping and maintenance. Available support services include personal care and routine nursing care, social and recreational services, transportation and other special services needed by the resident. Personal care includes services such as bathing, dressing, personal hygiene, grooming, as well as eating and ambulating assistance. Routine nursing services, which are made available and are provided according to the resident's individual need and state regulatory requirements, include assistance with taking medication, skin care and injections. Organized activities are available for social interaction and entertainment. Special services available include banking, grocery shopping and pet care. The Company also provides or arranges access to additional services beyond its provision of basic housing and related services, including physical therapy, pharmacy services and the sale or lease of durable medical equipment.

  Although a typical package of basic services provided to a resident includes meals, housekeeping, laundry and personal care, the Company does not have a standard service package for all residents. Instead, it is able to accommodate the changing needs of its residents through the use of individual service contracts and flexible staffing patterns. The Company's multi-tiered rate structure for the services it provides is based upon the acuity of, or level of services needed by, each resident. Supplemental and specialized health care services for those residents requiring 24-hour supervision or more extensive assistance with activities of daily living are provided by third-party providers who are reimbursed directly by the resident or a third-party payor (such as Medicaid or long term care insurance). The Company assesses the level of need of each resident regularly.

OPERATIONS

  The day-to-day operations of each residence are managed by an on-site program director who is responsible for the overall operation of the residence, including quality of care, marketing, social services and financial performance. The program director is assisted by professional and non-professional personnel, some of whom may be independent providers or part-time personnel, including nurses, personal service assistants, maintenance and kitchen personnel. The nursing hours vary depending on the residents' needs. The Company consults with outside providers, such as registered nurses, pharmacists, and dietitians, for purposes of medication review, menu planning and responding to any special dietary needs of its residents. Personal care, dietary services, housekeeping and laundry services are performed primarily by personal service assistants who are full-time employees of the Company. Maintenance services are performed by full and part-time employees, while landscaping services are typically performed by third-party contractors.

  The Company manages its residences, which includes the development of operating standards and the provision of recruiting, training and accounting services. The Company has established an infrastucture that includes regional operational managers who oversee the overall performance and finances of each region, operational managers who oversee the day to day operations of up to ten to fifteen residences, and team leaders who provide peer support for up to three to four residences. Financial oversight, including all disbursements, are managed at the corporate office.

  Presently, the residence personnel are supported by a corporate staff based at the Company's headquarters and three regional offices. Corporate and regional personnel work with the program directors to establish residence goals and strategies, quality assurance oversight, development of Company policies and procedures, development and implementation of new programs, cash management and treasury functions and human resource management.

COMPETITION

  The long-term care industry generally is highly competitive and the Company expects that the assisted living business in particular will become more competitive in the future. The Company competes with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. The Company expects that, as assisted living receives increased attention and the number of states which include assisted living in their Medicaid programs increases, competition will grow from new market entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a potential source of competition for the Company. Providers of assisted living residences compete for residents primarily on the basis of quality of care, price, reputation, physical appearance of the facilities, services offered, family preferences, physician referrals, and location. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations. Some of the Company's competitors are significantly larger than the Company and have, or may obtain, greater resources than those of the Company. The Company believes that there is moderate competition for less expensive segments of the private market and for Medicaid residents in small communities. The Company's major competitors are other long-term care facilities within the same geographic area as its' residences because management's experience indicates that senior citizens who move into living communities frequently choose communities near their homes.

FUNDING

  Assisted living residents or their families generally pay the cost of care from their own financial resources. Depending on the nature of an individual's health insurance program or long-term care insurance policy, the individual may receive reimbursement for costs of care under an "alternative care benefit." Government payments for assisted living have been limited. Some state and local governments offer subsidies for rent or services for low income elders. Others may provide subsidies in the form of additional payments for those who receive Supplemental Security Income (SSI). Medicaid provides coverage for certain financially or medically needy persons, regardless of age, and is funded jointly by federal, state and local governments. Medicaid reimbursement varies from state to state. Although a majority of the Company's revenues come from private payors, the Company believes the cost structure of the residences has historically been, and is expected to continue to be, sufficiently low so that the residences are able to operate profitably if all of their revenues are derived through Medicaid reimbursements.

  In 1981, the federal government approved a Medicaid waiver program called Home and Community Based Care which was designed to permit states to develop programs specific to the health care and housing needs of the low-income elderly eligible for nursing home placement (a "Medicaid Waiver Program"). In 1986, Oregon became the first state to use federal funding for licensed assisted living services through a Medicaid Waiver Program authorized by the Health Care Financing Administration ("HCFA"). Under a Medicaid Waiver Program, states apply to HCFA for a waiver to use Medicaid funds to support community-based options for the low-income elderly who need long-term care. These waivers permit states to reallocate a portion of Medicaid funding for nursing facility care to other forms of care such as assisted living. In 1994, the federal government implemented new regulations which empowered states to further expand their Medicaid Waiver Programs and eliminated restrictions on the amount of Medicaid funding states could allocate to community-based care, such as assisted living. A limited number of states including Oregon, New Jersey, Texas, Washington and other states currently have operating Medicaid Waiver Programs that allow them to pay for assisted living care. Without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term care in nursing facilities.

  During the year ended December 31, 1996 and the six months ended June 30, 1997, direct payments received from state Medicaid agencies accounted for approximately 13.8% and 11.1%, respectively of the Company's revenue while the tenant-paid portion of Medicaid residents accounted for approximately 7.6% and 6.1%, of the Company's revenue during these periods. The Company expects that state Medicaid reimbursement programs will continue to constitute a significant source of revenue for the Company in the future.

GOVERNMENT REGULATION

  The Company's assisted living residences are subject to certain state regulations and licensing requirements. In order to qualify as a state licensed facility, the Company's residences must comply with regulations which address, among other things, staffing, physical design, required services and resident characteristics. As of August 31, 1997, the Company has obtained licenses in Oregon, Washington, Texas, Idaho, Ohio, New Jersey and Arizona and expects that it will obtain licenses in other states as required. The Company's residences are also subject to various local building codes and other ordinances, including fire safety codes. These requirements vary from state to state and are monitored to varying degrees by state agencies.

  The Company believes that its residences are in substantial compliance with all applicable regulatory requirements. However, in the ordinary course of business, a residence can be cited for a deficiency. In such cases, the appropriate corrective action is taken. No such regulatory actions are currently pending on any of the Company's residences.

  As a provider of services under the Medicaid program in the United States, the Company is subject to Medicaid fraud and abuse law, which prohibits any bribe, kickback, rebate or remuneration of any kind in return for the referral of Medicaid patients, or to induce the purchasing, leasing, ordering or arranging of any goods or services to be paid for by Medicaid. Violations of these laws may result in civil and criminal penalties and exclusions from participation in the Medicaid program. The Inspector General of the Department of Health and Human Services issued "safe harbor" regulations specifying certain business practices which are exempt from sanctions under the fraud and abuse law. Several states in which the Company operates or intends to operate have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers if such arrangements are designed to induce or encourage the referral of patients to a particular provider. The Company attempts to comply with applicable fraud and abuse laws. There can be no assurance that administrative or judicial interpretation of existing laws or regulations or enactment's of new laws or regulations will not have a material adverse effect on the Company's results of operations or financial condition.

  Currently, assisted living residences are not regulated as such by the federal government. State standards required of assisted living providers are less in comparison with those required of other licensed health care operators. For instance, the states initially targeted for development/expansion by the Company do not set staffing ratios. Current Medicaid regulations provide for comparatively flexible state control over the licensure and regulation of assisted living residences. There can be no assurance that federal regulations governing the operation of assisted living residences will not be implemented in the future or that existing state regulations will not be expanded.

  Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require modifications to planned facilities to create access to the properties by disabled persons. Although the Company believes that its facilities currently under development are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

EMPLOYEES

  As of August 31, 1997, the Company had approximately 1,600 employees, of which approximately 700 were employed as full-time employees and 900 were part-time employees. None of the Company's employees are represented by any labor union. The Company believes that its labor relations are good.

PENDING ACQUISITIONS

 HCI Acquisition

  In October 1997, the Company entered into a definitive merger agreement pursuant to which it will acquire HCI for a purchase price of approximately $4.9 million in cash. Pursuant to such agreement, ALC will assume HCI's debt (approximately $5.7 million at August 31, 1997) and HCI will become a wholly owned subsidiary of ALC. Following the acquisition, HCI stockholders will be entitled to receive certain "earnout" payments over a two-year period based on the number of HCI's assisted living residence sites which ALC elects to complete. For each completed residence, HCI stockholders will receive an additional $7,500 per unit (approximately $300,000 per residence) in cash. HCI currently has 39 assisted living residence sites (1,567 units) either under construction or identified for possible development in five states. These residences are very similar in design to the Company's existing residences and are located in local markets which are similar to those targeted by the Company. Consummation of the HCI merger is subject to receipt of regulatory and third party consents. While it is anticipated that the merger will occur in late October 1997, there is no assurance that the HCI acquisition will close or if it closes that it will close on the terms described above.

  HCI currently operates three home health care agencies, one home health care branch agency and one hospice agency and five home medical equipment offices primarily in Texas. The Company's home health agencies provide home care to residents in eight of the Company's assisted living residences, as well as to persons living in surrounding communities. The Company intends to expand its home health care operations primarily through the acquisition of existing home health agencies. Home health care generally encompasses a broad array of nursing, therapy and personal care services offered at home or in home-like settings, such as assisted living facilities and retirement centers. Services and products typically provided in home health care include (i) general and specialty nursing services; (ii) rehabilitation therapy services including physical, occupational, speech and medical social services; (iii) personal care services and assistance with activities of daily living; and (iv) a comprehensive range of home infusion and enteral therapies. Home health care services will allow ALC to expand the range of care offered, which ALC believes will enable it to retain its residents as they age in place.

  HCI currently provides hospice care through its hospice care agency serving the greater Dallas-Fort Worth area and also provides management services to two independent hospice companies in Mississippi and Georgia. The Company intends to provide additional hospice care services through the establishment of additional hospice agencies in ALC's assisted living facilities. Hospice care is provided to terminally ill patients to allow them to carry on a pain-free life and to manage symptoms so that their last days may be spent with dignity and quality. Hospice services are provided by a team of trained professionals who provide medical care and support services not only to the patient, but to the patient's family and caregivers. To qualify for hospice care, a patient must have a life expectancy of six months or less and no longer be able to benefit from curative treatment.The patient is usually referred for hospice services by their primary physician. Referrals can also be made by family members, friends, clergy or other health professionals.

  Certain members of the Board of Directors of the Company serve as directors of or are stockholders of HCI. Mr. McBride, the recently elected Chief Executive Officer of the Company, and

Mr. Andre Dimitriadis, until recently a director of the Company, each owns 13.9% of HCI's common stock. Mr. Dimitriadis serves as a director and officer of HCI; Mr. McBride resigned as an officer and director of HCI on October 3, 1997. Dr. Wilson, President and Chief Operating Officer of the Company, together with her spouse, owns 4.7% of HCI's common stock. The proposed HCI merger has been approved by the independent members of the Company's Board of Directors.

 Carriage House Acquisition

  Effective as of September 30, 1997, the Company entered into a letter of intent pursuant to which it proposes to acquire Carriage House in exchange for 337,460 shares of Common Stock. Pursuant to such letter of intent, ALC will assume approximately $3.9 million of Carriage House's debt and Carriage House will become a wholly-owned subsidiary of ALC. At August 31, 1997, Carriage House operated four assisted living facilities (156) units and had an additional six facilities (198 units) under construction. All units are located in Nebraska. Consummation of the merger is subject to the satisfaction or waiver of certain conditions, including approval by the Carriage House stockholders and satisfactory completion of ALC's due diligence investigation of Carriage House and its properties. In addition, Carriage House has the right to terminate the transaction if the closing price of the Company's Common Stock is less than $14 per share at any time prior to the closing. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of Common Stock to be issued to the Carriage House stockholders. Messrs. McBride and Dimitriadis each own approximately 10% of Carriage House's common stock. Mr. Dimitriadis serves as a director of Carriage House and on October 3, 1997, Mr. McBride resigned as a director of Carriage House. The proposed Carriage House acquisition has been approved by the independent members of the Company's Board of Directors.

                                  MANAGEMENT

  The following table sets forth certain information concerning the directors, executive officers and certain other key employees of the Company.

               NAME               AGE         POSITION WITH THE COMPANY
               ----               ---         -------------------------
 DIRECTORS AND EXECUTIVE OFFICERS
 William McBride III.............  37 Chairman of the Board of Directors and
                                       Chief Executive Officer
 Keren Brown Wilson..............  49 Chief Operating Officer, President and
                                       Vice-Chairman of the Board of Directors
 Stephen Gordon..................  48 Chief Financial Officer, Chief
                                       Administrative Officer and Secretary
 Gloria Cavanaugh................  54 Director
 Richard C. Ladd.................  58 Director
 Bradley G. Razook...............  41 Director
 CERTAIN KEY EMPLOYEES
 Connie J. Baldwin...............  52 Director of Operations
 Rhonda S. Marsh.................  31 Controller and Chief Accounting Officer

  William McBride III is a co-founder of the Company, has been Chairman of the Board since its formation and was appointed Chief Executive Officer effective October 3, 1997. From August 1992 to September 1997, Mr. McBride served as President and Chief Operating Officer of LTC Properties, Inc. ("LTC"), a health care real estate investment trust specializing in the long-term care industry, which was co-founded by Mr. McBride in 1992. Prior to co-founding LTC, Mr. McBride was a Vice President, Controller and Chief Accounting Officer with Beverly Enterprises, Inc., a publicly-traded national long term care company (BEV:NYSE), from April 1988 to July 1992. Mr. McBride also serves on the Board of Directors of Malan Realty Investors, Inc. (MAL:NYSE) and NewCare Health Corporation (NWCA:NASDAQ).

  Dr. Keren Brown Wilson, a co-founder of the Company, has been the President and a director of the Company since its formation in July 1994 and was appointed Chief Operating Officer effective October 3, 1997. Dr. Wilson also served as the Chief Executive Officer from the Company's formation until September 1997. Dr. Wilson has over twenty years of experience in aging service delivery systems and has, for the past twelve years, focused primarily on assisted living. From 1988 to September 1994, Dr. Wilson was the President and sole director of Concepts in Community Living, a corporation which specializes in the development and management of assisted living residences. Dr. Wilson holds a doctorate in gerontology and has been responsible for designing, developing and managing the state of Oregon's first assisted living residence along with the state's first Medicaid-eligible assisted living residence.

  Stephen Gordon has been the Chief Administrative Officer since July 1995 and CFO since December 1995 and has over twenty years of financial services industry experience. From April 1990 to July 1995, Mr. Gordon was the manager of Housing Finance for the Oregon Housing and Community Services Department. In this capacity, Mr. Gordon was instrumental in the development of over 5,000 units of affordable housing for the state.

  Gloria Cavanaugh was appointed as a director of the Company on September 7, 1997. Ms. Cavanaugh has been the executive director of the American Society on Aging since 1975. From 1968 to 1975, she was Director of Continuing Education at the Andrus Gerontology Center, University of Southern California. Ms. Cavanaugh has almost thirty years experience developing and offering educational programming on aging issues, including such areas as aging in place/housing and assisted living. Ms. Cavanaugh serves on the Board of Directors of Generations United, The National Alliance for Caregiving, The National Policy and Resource Center on Women and Aging and the Center for Assistive Technology, State University of New York at Buffalo.

  Richard C. Ladd has been a director of the Company since September 1994. Since September 1994, Mr. Ladd has been the President of Ladd and Associates, a health and human services consultation firm. From June 1992 to September 1994, Mr. Ladd served as the Texas Commissioner of Health and Human Services where he oversaw the development and implementation of a 22,000-bed Medicaid Waiver Program to be used for assisted living and other community-based service programs. Mr. Ladd currently serves on the U.S. Advisory Panel on Quality of Care in Board and Care Facilities. He is also a member of the executive committee of the National Academy of State Health Policy.

  Bradley G. Razook has been a director of the Company since August 1994. Mr. Razook is currently Managing Director and Head of the Health Care Industry Group of Schroder & Co. Inc. From 1990 to July, 1997, Mr. Razook was Executive Vice President of National Westminster Bank PLC, New York Branch (NatWest Markets) and prior to being appointed Executive Vice President, Mr. Razook held the position of Managing Director. From 1985 to 1990, Mr. Razook was a First Vice President and counsel at Drexel Burnham Lambert, Inc., an investment banking firm.

  Connie J. Baldwin has over twenty years of experience in designing and implementing services to the elderly and joined the Company in February 1995 as Director of Operations. From December 1993 to January 1995, Ms. Baldwin was Executive Director for the Center for Developing Older Adult Resources, a non-profit entity in Phoenix, Arizona. From September 1990 to December 1993, she was the Health Care Administrator for Managed Care Systems, a division of the state of Arizona's Long-Term Care Medicaid Program.

  Rhonda S. Marsh joined the Company as Controller in November 1995 and since January 1997 has served as Chief Accounting Officer. From March 1995 to October 1995, Ms. Marsh was Compliance Controller and Acting Accounting Manager for Integrated Measurement Systems, Inc. From November 1992 to March 1995, Ms. Marsh worked at KPMG Peat Marwick L.L.P. From 1989 to October 1992, she was the Corporate Controller of Evergreen International Aviation, Inc. Ms. Marsh is a certified public accountant.

  In addition, if the HCI acquisition is consummated, the Company anticipates that Carol Eldridge, an executive of HCI, will become Director of Home Health Care Operations of the Company.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

  Mr. McBride and Dr. Wilson entered into employment contracts with the Company in October 1997, providing for Mr. McBride's services as Chief Executive Officer and Dr. Wilson's services as President and Chief Operating Officer. Each contract is for a four-year period; provided, however, that the term of each agreement will be automatically extended until the date (if any) which is the fourth anniversary of the Company's notice, or the six months after the employee's notice, of a desire to terminate the contract. Notwithstanding such "evergreen" provisions of the contract, it may be terminated by the Company for cause or by the employee for "Good Reason." The latter is defined in the contracts as material diminution of title, duties, or salary, reduction in benefit not generally applicable to senior executive personnel, or a direction by the Board of Directors to report to any person or group other than the Board of Directors. In the event of a termination of either contract for any reason other than a termination by the Company for cause or termination by the employee for other than "Good Reason," the employee shall be entitled to the payment of an amount equal to four times his or her annual salary. In the event of a termination for any reason other than the death or disability of the employee or a termination by the Company for cause and such termination takes place within one year of a change in control (as defined in the contract), Mr. McBride shall be entitled to a $4.0 million termination payment and Dr. Wilson shall be entitled to a $3.0 million termination payment. The contracts also contain "gross-up" provisions to compensate the employees in the event that any payment under such contracts is subject to an excise tax imposed under Section 4999 of the Internal

Revenue Code. Mr. McBride and Dr. Wilson are currently being paid compensation at the annual rate of $265,000 and $200,000, respectively. Pursuant to the employment agreements, Mr. McBride and Dr. Wilson were awarded, without cost to them, 200,000 and 50,000 shares of "restricted stock," respectively, under the Company's Amended and Restated 1994 Stock Option Plan. The restrictions applicable to such shares lapse, and such shares would no longer be subject to forfeiture in the event of termination of employment, at the rate of 25% per year commencing on the fourth anniversary of the date of award, subject to acceleration in the event of a change in control.

  The Company has also entered in agreements with Mr. McBride and Dr. Wilson to provide indemnification to the fullest extent allowed by the Nevada Corporation Code. The Nevada Corporation Code permits the indemnification of any officer, director, employee or agent of the Company against expenses and liabilities in any action arising out of such person's activities on behalf of the Company, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company or in a manner he had no reasonable cause to believe was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           DESCRIPTION OF DEBENTURES

  The Debentures are more fully described in the accompanying Prospectus and will be limited to $86,250,000 aggregate principal amount and will be issued pursuant to an indenture (the "Indenture") by and between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"). Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Debentures and of the Indenture.

MATURITY

  The Debentures will mature on November 1 , 2002.

INTEREST

  Except as otherwise provided in the Indenture, interest on the Debentures will accrue from October 24, 1997 at the annual rate set forth on the cover page of this Prospectus Supplement and will be payable semi-annually on May 1 and November 1 beginning on May 1 , 1998 to the persons in whose names the Debentures are registered at the close of business on the next preceding April 15 and October 15 and, unless other arrangements are made, will be paid by checks mailed to such persons at their registered addresses. The interest payable on May 1, 1998 will be $31.33 per $1,000 aggregate principal amount of the Debentures and on each November 1 and May 1 thereafter will be $30 per $1,000 aggregate principal amount of the Debentures.

CONVERSION RIGHTS

  The Debentures are convertible into shares of Common Stock at a price of $22.57 per share (subject to adjustments) at any time from the date of issuance until maturity. See "Description of Debt Securities--Conversion Rights" in the accompanying Prospectus.

SUBORDINATION

  The Debentures will be unsecured general obligations of the Company and will be subordinated to all existing and future Senior Indebtedness (as defined in the accompanying Prospectus) of the Company and will be structurally subordinated to subsidiary indebtedness. Upon completion of the Offering and the application of the net proceeds therefrom, the Company will have outstanding $90.9 million of indebtedness that will constitute Senior Indebtedness. In addition, upon completion of the Offering and the application of the net proceeds therefrom, the Company's subsidiaries will have outstanding $21.6 million of indebtedness to which the Debentures will be structurally subordinated. There is no limitation on the amount of Senior Indebtedness that the Company may incur in the future. The Company may not pay principal of, premium, if any, or interest on, the Debentures, or repurchase or redeem the Debentures, if any Senior Indebtedness is in default unless, in each case, the default has been cured or waived or shall have ceased to exist. Upon any payment or distribution of assets of the Company upon liquidation, dissolution, reorganization or any similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Debentures are entitled to receive any payment. See "Description of Debt Securities--Subordination" in the accompanying Prospectus. The Debentures will be effectively subordinated to all existing and future liabilities, including indebtedness, trade payables and lease obligations of the Company's subsidiaries. Certain of the Company's operations are conducted by subsidiaries and, subject to stockholder approval, the Company is exploring the creation of a holding company structure which could result in substantially all of the Company's assets and operations being held in operating subsidiaries.

REDEMPTION

  Optional. The Company may, at its option at any time on or after November 15, 2000, redeem all of the Debentures or some of them, on at least 30 days' but not more than 60 days' notice to each holder of Debentures to be redeemed at his or her registered address, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date. The Debentures may not be so redeemed before November 15, 2000.

DISTRIBUTIONS

  The Indenture does not restrict distributions to holders of the Company's Common Stock. See "Description of Debt Securities-Dividends, Distributions and Acquisitions of Common Stock" in the accompanying Prospectus.

MARKETABILITY

  At present there is no public market for the Debentures. The Company has submitted an application to list the Debentures and the shares of Common Stock issuable upon conversion on the AMEX.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES BY THE COMPANY

  In the event of any Change in Control of the Company occurring after the date of issuance of the Debentures and on or prior to maturity, each holder of Debentures will have the right, at such holder's option, to require the Company to repurchase all or any part of such holder's Debentures on the date (the "Repurchase Date") that is 75 days after the date the Company gives notice of the Change in Control (as described below) at a price (the "Repurchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company is required to deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures that are to be repaid on the Repurchase Date. Neither the Board of Directors of the Company nor the Trustee, acting alone or together, can modify or waive this required repurchase of the Debentures.

  Failure by the Company to repurchase the Debentures when required under the preceding paragraph will result in an event of default under the Indenture, whether or not such repurchase is permitted by the subordination provisions of the Indenture.

  On or before the 15th day after the occurrence of a Change in Control, the Company is obligated to mail to all holders a notice of the event constituting and the date of such Change in Control, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures, and the procedures that a holder must follow to exercise a repurchase right. To exercise the repurchase right, a holder of a Debenture must deliver, on or before the 10th day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being duly exercised, duly endorsed for transfer.

  A "Change in Control" will occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which all Common Shares outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock is converted into cash, securities, or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger; or (iii) any person, or any persons acting together that would constitute a "group" for purposes of
Section 13(d) of the Exchange Act, together with any affiliates thereof, acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange
Act) of at least 50% of the total voting power of all classes of capital shares of the Company entitled to vote generally in the election of directors of the Company. Notwithstanding clause (iii) of the foregoing definition, a Change in Control will not be deemed to have occurred solely by virtue of the Company; any Subsidiary; any employee share purchase plan, share option plan, or other share incentive plan or program; retirement plan or automatic dividend reinvestment plan; or any substantially similar plan of the Company or any Subsidiary or any person holding securities of the Company for or pursuant to the terms of any such employee benefit plan, filing or becoming obligated to file a report under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report) under the Exchange Act disclosing beneficial ownership by it of shares or securities of the Company, whether at least 50% of the total voting power referred to in clause (iii) of the foregoing definition or otherwise. A recapitalization or a leveraged buyout or similar transaction involving members of management or their affiliates will constitute a Change in Control if it meets the foregoing definition.

  Notwithstanding the foregoing, a Change in Control as described above will not be deemed to have occurred if (i) the Current Market Price of the Common Stock on the date of a Change in Control is at least equal to 105% of the conversion price of the Debentures in effect immediately preceding the time of such Change in Control; or (ii) all of the consideration (excluding cash payments for fractional shares) in the transaction giving rise to such Change in Control to the holders of Common Stock consists of shares of common stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, and as a result of such transaction the Debentures will become convertible solely into such shares of common stock; or (iii) the consideration in the transaction giving rise to such Change in Control to the holders of Common Stock consists of cash or securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, will be equal to the average of the daily closing prices of such securities during the 10 consecutive trading days commencing with the sixth trading day following consummation of such transaction) is at least 105% of the conversion price of the Debentures in effect on the date immediately preceding the closing date of such transaction.

  There is no definition of the phrase "all or substantially all" as applied to the Company's assets and used in the definition of Change in Control in the Indenture, and there is no clear definition of the phrase under applicable law. As a result of the uncertainty of the meaning of this phrase, in the event the Company were to sell a significant amount of its assets, the holders and the Company may disagree over whether the sale gives rise to the right of holders to require the Company to repurchase the Debentures. In such event, the holders would likely not be able to require the Company to repurchase unless and until the disagreement were resolved in favor of the holders.

  The right to require the Company to repurchase Debentures as a result of a Change in Control could create an event of default under Senior Indebtedness, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination of Debentures." The Company's ability to pay cash to the holders upon a repurchase may also be limited by certain financial covenants contained in the Company's Senior Indebtedness.

  In the event a Change in Control occurs and the holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase. The Change in Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation, or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other similar debt offerings and the specific terms of this feature resulted from negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change in Control.

  The foregoing provisions would not necessarily afford holders protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income tax considerations relevant to holders of the Debentures. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Debentures, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons, may be subject to special rules. In addition, this discussion is limited to persons that purchase the Debentures in the Offering and hold the Debentures as a "capital asset" within the meaning of Section 1221 of the Code and not as part of a "hedge," "straddle," "conversion transaction," "synthetic security" or other integrated investment.

  PROSPECTIVE PURCHASERS OF THE DEBENTURES ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

CONVERSION OF DEBENTURES INTO COMMON STOCK

  In general, no gain or loss will be recognized for income tax purposes on a conversion of the Debentures into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will result in taxable gain (or loss), which will be capital gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Debenture allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Debenture converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Debentures were held.

  The conversion price of the Debentures is subject to adjustment under certain circumstances. See "Description of Debentures--Conversion Rights."
Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Debentures as having received a constructive distribution, resulting in ordinary income to the extent of the Company's current earnings and profits if and to the extent that certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Debentures in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion price of the Debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income to the extent of the Company earnings and profits.

MARKET DISCOUNT

  Investors acquiring Debentures pursuant to this Prospectus Supplement should note that the resale of those Debentures may be adversely affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of a Debenture purchases it at market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Debenture, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a Debenture may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Any accrued market discount not previously taken into income prior to a conversion of a Debenture, however, should (under Treasury Regulations not yet issued) carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

SALE, EXCHANGE OR RETIREMENT OF DEBENTURES

  Except as described above under "--Conversion of Debentures into Common Stock," each holder of Debentures generally will recognize gain or loss upon the sale, exchange, redemption, repurchase, retirement, or other disposition of those Debentures measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent if such cash or other property is attributable to the payment of accrued interest not previously interest in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those Debentures (including any market discount previously included income by the holder). Each holder of Common Stock into which the Debentures are converted, in general, will recognize gain or loss upon the sale, exchange, or other disposition of the Common Stock measured under rules similar to those described in the preceding sentence for the Debentures. Any such gain or loss recognized on the sale, exchange, repurchase, retirement, or other disposition of a Debenture or share of Common Stock should be capital gain or loss (except as discussed under "--Market Discount" above). Pursuant to the recently enacted Taxpayer Relief Act of 1997, long-term capital gains tax rates will apply to dispositions by individuals of capital assets (such as the Debentures or Common Stock) held for more than 18 months. The maximum long-term capital gains tax rate applicable to individuals is currently 20% (10% for individuals in the 15% tax bracket). Mid-term capital gains tax rates will apply to dispositions by individuals of capital assets held for more than one year but not more than 18 months. The maximum mid-term capital gains tax rate applicable to individuals is currently 28% (15% for individuals in the 15% tax bracket). Corporate taxpayers continue to be subject to a maximum regular tax rate of 35% on all capital gains and ordinary income. An investor's initial basis in a Debenture will be the cash price paid therefor.

BACKUP WITHHOLDING

  A holder of Debentures or Common Stock may be subject to "back-up withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Debentures. These back-up withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the back-up withholding rules is creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Back-up withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established.

  The Company will report to the holders of Debentures and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the aggregate principal amount of Debentures set forth opposite their respective names:

                                                                PRINCIPAL AMOUNT
     NAME                                                        OF DEBENTURES
     ----                                                       ----------------
     Schroder & Co. Inc. ......................................   $25,000,000
     Morgan Stanley & Co. Incorporated.........................    25,000,000
     Smith Barney Inc. ........................................    25,000,000
                                                                  -----------
       Total...................................................   $75,000,000
                                                                  ===========

  The Underwriting Agreement provides that the Underwriters are obligated to purchase all the Debentures offered hereby, if any such Debentures are purchased.

  The Underwriters have advised the Company that they propose to offer the Debentures directly to the public, initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters propose initially to allow a concession not in excess of 2.10% of the principal amount of the Debentures to certain dealers; and that the Underwriters and such dealers may initially allow a concession not in excess of 0.50% of the principal amount of the Debentures to other dealers. After the initial offering of the Debentures, the public offering price and such concessions may be changed by the Underwriters.

  The Company has granted an option to the Underwriters, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to $11.25 million additional principal amount of the Debentures at the public offering price less the underwriting discount set forth on the cover page of this Prospectus Supplement. The Underwriters may exercise such option only to cover over-allotments in the sale of the Debentures offered hereby.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Company and its executive officers and directors have agreed with the Underwriters that, for a period of 90 days following the Offering, they will not offer, sell, contract to sell, grant an option to purchase, or otherwise dispose (or announce any offer, sale, grant of any option, or other distribution) of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of the Underwriters other than (i) the issuance of Common Stock upon exercise of outstanding options and grants of employee stock options and (ii) the sale by Dr. Wilson of up to 100,000 shares of Common Stock and the gift by Dr. Wilson of up to an additional 100,000 shares of Common Stock to trusts for the benefit of her immediate family.

  The Debentures are a new issue of securities with no existing market. The Debentures have been approved for listing on the AMEX, but there can be no assurance an active trading market in the Debentures will develop or be sustained following the offering or that the purchasers of the Debentures in the offering will be able to liquidate their investments or to resell such Debentures at or above the initial offering price.

  The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions, and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the AMEX or otherwise and, if commenced, may be discontinued at any time.

  Smith Barney Inc. and an affiliate of Morgan Stanley & Co. Incorporated acted as representatives of the underwriters in connection with previous public offerings by the Company. The Underwriters are acting as representatives of the underwriters in the Concurrent Offering. Mr. Bradley Razook, a director of the Company, is a Managing Director of Schroder & Co. Inc.

                                 LEGAL MATTERS

  The validity of the Debentures offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Stroock & Stroock & Lavan LLP, Los Angeles, California. Latham & Watkins and Stroock & Stroock & Lavan LLP may rely on Schreck Morris, Las Vegas, Nevada, with respect to certain legal matters relating to Nevada law.

                 ASSISTED LIVING CONCEPTS, INC. (THE "COMPANY")
               AND ASSISTED LIVING CONCEPT GROUP ("PREDECESSOR")

                         INDEX TO FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

                                                                           PAGE
                                                                           ----
Reports of Independent Auditors..........................................   F-2
Consolidated Balance Sheets of Assisted Living Concepts, Inc. as of
 December 31, 1996 and 1995..............................................   F-5
Consolidated Statements of Operations of Assisted Living Concepts Inc.
 for the years ended December 31, 1996 and 1995, and the one month ended
 December 31, 1994 and Assisted Living Concepts Group (Predecessor) for
 the eleven months ended November 30, 1994...............................   F-6
Consolidated Statements of Changes in Stockholders' Equity of Assisted
 Living Concepts, Inc. for the period July 19, 1994 to December 31, 1996.   F-7
Statements of Changes in Partners' and Stockholders' Equity for Assisted
 Living Concepts Group (Predecessor) for the period December 31, 1993 to
 November 30, 1994.......................................................   F-8
Consolidated Statements of Cash Flows of Assisted Living Concepts, Inc.
 for the years ended December 31, 1996 and 1995, and the one month ended
 December 31, 1994 and Assisted Living Concepts Group (Predecessor) for
 the eleven months ended November 30, 1994...............................   F-9
Notes to Consolidated Financial Statements...............................  F-10
Unaudited Condensed Consolidated Balance Sheets of Assisted Living
 Concepts, Inc. and Subsidiary as of June 30, 1997 and December 31, 1996.  F-23
Unaudited Condensed Consolidated Statements of Operations of Assisted
 Living Concepts, Inc. and Subsidiary for the three and six months ended
 June 30, 1997 and June 30, 1996.........................................  F-24
Unaudited Condensed Consolidated Statements of Cash Flows of Assisted
 Living Concepts, Inc. and Subsidiary for the three and six months ended
 June 30, 1997 and June 30, 1996.........................................  F-25
Notes to Condensed Consolidated Financial Statements (Unaudited) ........  F-26

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Assisted Living Concepts, Inc.

  We have audited the accompanying consolidated balance sheets of Assisted Living Concepts, Inc. as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assisted Living Concepts, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Portland, Oregon
February 28, 1997,
 except for note 12,
 as to which the date is
 March 14, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Assisted Living Concepts, Inc.

  In our opinion, the accompanying statements of operations and of cash flows present fairly, in all material respects, the results of operations and cashflows of Assisted Living Concepts, Inc. (the "Company" -formerly Assisted Living Concepts Group) for the month ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of Assisted Living Concepts, Inc., for any period subsequent to December 31, 1994.

Price Waterhouse LLP

Portland, Oregon
March 17, 1995, except for Note 14 as to which the date is June 30, 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Assisted Living Concepts, Inc.

  In our opinion, the accompanying combined statements of operations and of cash flows presents fairly, in all material respects, the results of operations and cash flows of Assisted Living Concepts Group (the "Predecessor"), which is comprised of Assisted Living Facilities, Inc., a subchapter S corporation, Madras Elder Care (dba Aspen Court), a general partnership, and Lincoln City Partners, a general partnership, for the eleven month period ended November 30, 1994 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Predecessor's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the combined financial statements of Assisted Living Concepts Group for any period subsequent to November 30, 1994.

Price Waterhouse LLP

Portland, Oregon
March 17, 1995

                         ASSISTED LIVING CONCEPTS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
                       ASSETS
                       ------
Current assets:
  Cash and cash equivalents..........................   $  2,105     $ 7,335
  Funds held in trust (Note 3).......................      8,515         --
  Accounts receivable, net of allowance for doubtful
   accounts of $33 at 1996 and $0 at 1995............        730         136
  Other current assets (Note 6)......................      1,043         558
                                                        --------     -------
    Total current assets.............................     12,393       8,029
                                                        --------     -------
Property and equipment (Notes 2, 5 and 7)............     59,574      28,446
Construction in progress (Note 5)....................     53,458      13,075
                                                        --------     -------
  Total property and equipment.......................    113,032      41,521
  Less accumulated depreciation......................        674         163
                                                        --------     -------
  Property and equipment--net........................    112,358      41,358
                                                        --------     -------
Goodwill (Note 2)....................................        362         393
Other assets (Note 6)................................      5,394       3,766
                                                        --------     -------
    Total assets.....................................   $130,507     $53,546
                                                        ========     =======
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Current liabilities:
  Accounts payable...................................   $  1,864     $   998
  Construction payable...............................     16,002       7,250
  Accrued expenses...................................      1,395       4,706
  Other current liabilities..........................        544         348
  Construction financing (Note 7)....................     18,850         --
  Current portion of long-term debt (Note 7).........        110          47
                                                        --------     -------
    Total current liabilities........................     38,765      13,349
Long-term debt (Note 7)..............................     18,768       4,553
Convertible subordinated debentures..................     13,915      20,000
                                                        --------     -------
    Total liabilities................................     71,448      37,902
                                                        --------     -------
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares
   authorized; none issued or outstanding
  Common Stock, $.01 par value; 80,000,000 shares
   authorized; 11,030,500 and 6,000,000 shares issued
   and outstanding...................................        110          60
  Additional paid-in capital.........................     59,678      16,462
  Fair market value in excess of historical cost of
   acquired net assets attributable to related party
   transactions (Note 2).............................       (239)       (239)
  Accumulated deficit................................       (490)       (639)
                                                        --------     -------
    Total stockholders' equity.......................     59,059      15,644
                                                        --------     -------
    Total liabilities and stockholders' equity.......   $130,507     $53,546
                                                        ========     =======

     The accompanying notes are an integral part of these consolidated financial statements.

                 ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
               AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                           THE COMPANY             PREDECESSOR
                                   ------------------------------ -------------
                                     YEARS ENDED      ONE MONTH   ELEVEN MONTHS
                                    DECEMBER 31,        ENDED         ENDED
                                   ----------------  DECEMBER 31, DECEMBER 31,
                                    1996     1995        1994         1994
                                   -------  -------  ------------ -------------
Revenue........................... $18,949  $ 4,067     $ 212        $1,841
                                   -------  -------     -----        ------
Operating expenses:
  Residence operating expenses....  12,116    2,779       125         1,127
  Management fees from related
   party (Note 9).................                                       93
  Corporate general and
   administrative.................   1,649    1,252       152
  Building rentals................   3,240       64         5
  Building rentals from related
   party (Note 9).................     912      734        37
  Depreciation and amortization
   (Notes 3 and 5)................     990      296        13           105
                                   -------  -------     -----        ------
Total operating expenses..........  18,907    5,125       332         1,325
                                   -------  -------     -----        ------
Operating income (loss)...........      42   (1,058)     (120)          516
                                   -------  -------     -----        ------
Interest expense (Note 7).........     --        96         8           297
Other Interest (income)...........    (107)    (579)      (64)          (12)
                                   -------  -------     -----        ------
Interest expense and other
 interest (income)--net...........    (107)    (483)      (56)          285
                                   -------  -------     -----        ------
Net income (loss)................. $   149  $  (575)    $ (64)       $  231
                                   =======  =======     =====        ======
Unaudited pro forma data:
  Net income......................                                   $  231
  Provision for income taxes......                                       85
                                                                     ------
  Pro forma net income............                                   $  146
                                                                     ======
Net income per common share
 (primary)........................ $   .02  $  (.10)    $(.01)
Weighted-average common shares
 outstanding (primary)............   9,000    6,000     6,000
Weighted-average common shares
 outstanding (fully-diluted)......  11,292

  The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               FOR THE PERIOD JULY 19, 1994 TO DECEMBER 31, 1996
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          COMMON STOCK  ADDITIONAL                                 TOTAL
                          -------------  PAID-IN     FAIR MARKET   ACCUMULATED STOCKHOLDERS'
                          SHARES AMOUNT  CAPITAL   VALUE IN EXCESS   DEFICIT      EQUITY
                          ------ ------ ---------- --------------- ----------- -------------
Issuance of shares to
 founders...............   2,000  $ 20   $    80                                  $   100
Net proceeds from public
 offering...............   4,000    40    16,382                                   16,422
Fair market value in
 excess of historical
 cost of acquired net
 assets attributable to
 related party
 transaction............                                $(239)                       (239)
Net loss................                                              $ (64)          (64)
                          ------  ----   -------        -----         -----       -------
Stockholders' equity,
 December 31, 1994......   6,000  $ 60   $16,462        $(239)        $ (64)      $16,219
Net loss................                                               (575)         (575)
                          ------  ----   -------        -----         -----       -------
Stockholders' equity,
 December 31, 1995......   6,000  $ 60   $16,462        $(239)        $(639)      $15,644
Net proceeds from
 secondary public
 offering...............   4,192    42    37,299                                   37,341
Exercised of employee
 stock options..........      28   --        132                                      132
Conversion of
 subordinated
 debentures.............     810     8     5,785                                    5,793
Net income..............                                                149           149
                          ------  ----   -------        -----         -----       -------
Stockholders' equity,
 December 31, 1996......  11,030  $110   $59,678        $(239)        $(490)      $59,059
                          ======  ====   =======        =====         =====       =======

     The accompanying notes are an integral part of these consolidated financial statements.

               ASSISTED LIVING CONCEPTS GROUP ("THE PREDECESSOR")

          STATEMENTS OF CHANGES IN PARTNERS' AND STOCKHOLDERS' EQUITY

             FOR THE PERIOD DECEMBER 31, 1993 TO NOVEMBER 30, 1994
                                 (IN THOUSANDS)

Partners' and stockholders' equity, December 31, 1993.................... $ 263
Capital contributions....................................................   --
Capital distributions....................................................  (297)
Net income...............................................................   231
                                                                          -----
Partners' and stockholders' equity, November 30, 1994.................... $ 197
                                                                          =====

     The accompanying notes are an integral part of these consolidated financial statements.

                 ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
               AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                        THE COMPANY                PREDECESSOR
                           -------------------------------------- -------------
                                                      ONE MONTH   ELEVEN MONTHS
                            YEAR ENDED   YEAR ENDED     ENDED         ENDED
                           DECEMBER 31, DECEMBER 31, DECEMBER 31, NOVEMBER 30,
                               1996         1995         1994         1994
                           ------------ ------------ ------------ -------------
OPERATING ACTIVITIES:
Net income (loss)........   $     149     $   (575)    $   (64)      $   231
Adjustment to reconcile
 net income (loss) to net
 cash provided by (used
 in) operating activities:
  Depreciation and
   amortization..........         990          296          13           105
  Allowance for doubtful
   accounts..............          33          --          --            --
  Gain on sale of
   property..............         (82)         --          --            --
Changes in other non-cash
 items:
  Accounts receivable....        (627)         (78)        (58)           (9)
  Other current assets...        (485)        (254)       (307)          (22)
  Other assets...........      (1,868)      (2,828)       (264)           31
  Accounts payable.......       9,618        8,071         177             4
  Accrued expenses.......      (3,311)       4,350         356            96
  Accounts payable to
   related party.........         --           --          --             (7)
  Other current
   liabilities...........         196          157          38            (5)
                            ---------     --------     -------       -------
Net cash provided by
 (used in) operating
 activities..............       4,613        9,139        (109)          424
                            ---------     --------     -------       -------
INVESTING ACTIVITIES:
Purchase of investment
 securities..............      (8,500)         --          --            --
Proceeds from sale and
 leaseback transactions..      50,045        8,067         --            --
Purchases of property and
 equipment...............    (121,556)     (45,901)     (3,069)       (1,688)
                            ---------     --------     -------       -------
Net cash used in
 investing activities....     (80,011)     (37,834)     (3,069)       (1,688)
                            ---------     --------     -------       -------
FINANCING ACTIVITIES:
Proceeds from short-term
 construction borrowings
 expected to be
 refinanced..............      18,850                                  1,600
Proceeds from long-term
 debt....................      14,365        3,505
Payments on long-term
 debt....................         (88)         (18)         (1)          (33)
Proceeds from issuance of
 common stock............      37,473                   16,522
Debt issuance costs......        (432)
Proceeds from convertible
 subordinated debentures.                   19,200
Capital distributions....                                               (297)
                            ---------     --------     -------       -------
Net cash provided by
 (used in) financing
 activities..............      70,168       22,687      16,521         1,270
                            ---------     --------     -------       -------
Net increase (decrease)
 in cash and cash
 equivalents.............      (5,230)      (6,008)     13,343             6
Cash and cash
 equivalents, beginning
 of period...............       7,335       13,343         --            357
                            ---------     --------     -------       -------
Cash and cash
 equivalents, end of
 period..................   $   2,105     $  7,335     $13,343       $   363
                            =========     ========     =======       =======
Supplemental disclosure
 of cash flow
 information:
  Cash payments for
   interest..............   $   2,201     $    154     $     8       $   297

     The accompanying notes are an integral part of these consolidated financial statements.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

  Assisted Living Concepts, Inc. ("the Company") owns, operates and develops assisted living residences which provide housing to senior citizens who need help with the activities of daily living such as bathing and dressing. The Company provides personal care and support services and makes available routine nursing services designed to meet the needs of its residents.

  The Company was organized in July 1994 and initially capitalized through the sale of 1,000,000 shares of $0.01 par value common stock for $100,000. From July 19, 1994 to November 22, 1994, the date of its initial public offering, the Company began to put into place the management organization to commence operations and execute its strategy to expand the Company's business. On September 9, 1994, the Company merged with CCL Sub, Inc., a wholly owned subsidiary of Concepts in Community Living, Inc. Pursuant to the merger agreement (the "Merger"), the sole stockholder of CCL Sub, Inc. exchanged its 100% interest in CCL Sub, Inc., which consisted primarily of an operating leasehold interest in its office premises; all management agreements and all operating systems for six operating facilities known as Juniper House, Rackleff House, Huffman House, Brookside House, Aspen Court and Hillside House; and all intangible assets used in connection with these facilities, for 1,000,000 shares of the Company's $0.01 par value common stock. The shares, which represented a 50% interest in the Company, were valued at $100,000. Due to their propriety nature, the assets transferred had no historical basis. Since the Company's president was the sole stockholder of CCL Sub, Inc., the recorded value of the assets acquired has been reduced by $100,000 which represented the president's proportional interest in the excess of the fair value over historical cost.

  On November 22, 1994, the Company sold 4,000,000 shares of common stock at $4.63 in a public offering realizing net proceeds of $16,422,000. On December 1, 1994, the Company purchased two and leased four assisted living residences (see Note 2) from Assisted Living Concepts Group ("the Predecessor") and commenced operations. At December 31, 1996 and 1995, the Company had sixty-seven and twenty-five residences, respectively with licenses or certificates of occupancy. Residences owned and leased was thirty-six and thirty-one, respectively as of December 31, 1996, and sixteen and nine, respectively as of December 31, 1995.

  On July 3, 1996, the Company sold 4,192,500 shares of common stock at $9.50 in an underwritten public offering realizing net proceeds of $37,341,000, after underwriter discounts and commission, of. The Company utilized the proceeds to finance additional assisted living residences during 1996.

PREDECESSOR

  The historical financial statements for the year ended December 31, 1993 and the eleven months ended November 30, 1994 represent the combined historical results of operations and financial condition of the Predecessor. The Predecessor consists of the entities which, prior to December 1, 1994, owned and operated residences which are now owned and operated by the Company. The Predecessor developed and owned assisted living residences for senior citizens and disabled individuals. Pursuant to purchase and lease agreements, the Company acquired the businesses of the Predecessor. The president of the Company owned a 30% interest in Madras Elder Care, and the president and her husband each owned a 20% interest in ALF and jointly owned a 50% interest in Redbud Associates which owns a 35% interest in Lincoln City Partners ("LCP") (See Note 8--Related Party Transactions).

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

BASIS OF PRESENTATION

  The financial statements as of and for the years ended December 31, 1996 and December 31, 1995 and the one month ended December 31, 1994, are those of the Company. The financial statements for the eleven months ended November 30, 1994, are those of the Predecessor before its business and substantially all of its assets were acquired by the Company.

  The accompanying combined financial statements of the Predecessor include the assets, liabilities and operations associated with the residences listed above. Since the residences have ownership and management interest in common, the assets and liabilities are reflected at historical cost. As discussed in
Note 2, the Predecessor has sold or leased the assets to the Company. All significant inter-company accounts and transactions have been eliminated.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Assisted Living Concepts, Inc. and its wholly owned subsidiaries (the "Company"). All material intercompany balances and transactions have been eliminated in consolidation.

REVENUE

  Revenue is recognized when services are rendered and consists of residents' fees for basic housing and support services and fees associated with additional services such as routine nursing, and personalized assistance on a fee for service basis.

MANAGEMENT FEES--PREDECESSOR

  Each residence of the Predecessor was operated under a management agreement with Concepts in Community Living, Inc. (CCL), a related party, whereby CCL charged a management fee of 5% of revenues in exchange for providing each facility certain management and administrative support services (See Note 8-- Related Party Transactions).

ESTIMATED MALPRACTICE COSTS

  The provision for estimated malpractice claims includes estimates of the ultimate costs for both reported claims and claims incurred but not reported. The Company currently has no claims pending and does not expect any future claims to exceed the current insurance coverage, therefore no provision has been recorded in the accompanying financial statements.

CLASSIFICATION OF EXPENSES

  All expenses (except interest, depreciation, amortization, residence operating expenses and management fees) associated with corporate or support functions have been classified as corporate general and administrative expense. All other expenses incurred by the Company have been classified as residence operating expenses.

USE OF ESTIMATES

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, and the disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


RECLASSIFICATIONS

  Certain reclassifications have been made in the prior year's financial statements to conform with the current year's presentation. Such reclassifications had no effect on previously reported net income (loss) or stockholders' and partners' equity.

PROPERTY AND EQUIPMENT

  Property and equipment are recorded at the lower of cost or net realizable value with depreciation being provided over the assets' estimated useful lives on the straight-line basis as follows:

     Buildings......................................................... 40 years
     Furniture and equipment...........................................  7 years

  Interest incurred during construction periods is capitalized as part of the building costs. Capitalized interest was $2,188,000, $577,000 and $11,000 for the years ended December 31, 1996 and 1995 and the eleven months ended November 30, 1994. There was no interest capitalized during for the month ended December 31, 1994.

  Maintenance and repairs are charged to expense as incurred, and significant betterments and improvements are capitalized.

  Asset impairment is analyzed by the rental demand by geographical region to determine if future cash flows (undiscounted and without interest charge) is less than the carrying amount of the asset. If an impairment is determined to have occurred, an impairment loss is recognized. For those assets the Company intends to hold and use, the fair value of the asset is used in its calculation of the impairment loss. There were no impairment losses for any of the periods presented.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include cash on deposit and debt securities held at financial institutions with maturities of three months or less at the date of purchase.

DEFERRED FINANCING COSTS

  Financing costs included in other assets are deferred and amortized to interest expense over the term of the related debt using the effective interest method.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash and cash equivalents approximate fair value because of the short-term nature of these accounts and because they are invested in accounts earning market rates of interest. The carrying amount of the Company's debt, construction financing and convertible subordinated debentures approximates fair value because the interest rates approximate the current rates available to the Company.

GOODWILL

  Costs in excess of fair value of the net assets acquired at date of acquisition have been recorded as goodwill and are being amortized over 15 years on a straight-line basis. Management maintains an impairment review policy whereby the future economic benefit of the recorded balance is substantiated at the end of each reporting period based on the estimated undiscounted cash flows from operating activities compared with the carrying value of the goodwill. If the aggregate future cash flows are less

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

than the carrying value, a write down would be required, measured by the difference between the present value of the anticipated future cash flows and the carrying value of the goodwill.

INCOME TAXES

  The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of the existing assets and liabilities and their respective tax bases. The Company is subject to federal and state income taxes and deferred income taxes for the cumulative difference between the financial statement amounts and the income tax bases of assets and liabilities.

  The businesses comprising the Predecessor elected to be taxed as either S-Corporations or as Partnerships pursuant to the provisions of the Internal Revenue Code and, as such, were not individually subject to federal or state income taxes because their taxable income or loss accrues to individual stockholders or partners, respectively (See Note 7). The pro forma data reflects the income tax expense that would have been recorded had the Predecessor operated as a C-Corporation, subject to income taxes for these periods.

NET INCOME (LOSS) PER COMMON SHARE

  Net income (loss) per common share has been calculated by dividing the net income (loss) for the period by the weighted average common shares outstanding and dilutive common equivalent shares assumed to be outstanding using the treasury stock method. Common stock equivalent shares consist of options to purchase common stock during the period. Fully diluted earnings per share is not presented since it approximates income (loss) per share.

STOCK-BASED COMPENSATION

  In October 1995, the Financial Accounting Standards Board (FASB) Issued Statement of Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which provides an alternative to APB Opinion No. 25, "Accounting for Stock Issued to Employee," in accounting for stock-based compensation issued to employees. The Statement encourages, but does not require financial reporting to reflect compensation expense for grants of stock, stock options and other equity instruments to employees based on change in the fair value of the underlying stock. The Company continues to apply the existing accounting rules contained in APB Option No. 25, "Accounting for Stock Issued to Employees." While recognition for employee stock-based compensation is not mandatory, SFAS 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. (See Note 11.)

CONCENTRATION OF CREDIT RISK

  State Medicaid reimbursement programs constitute a significant source of revenue for the Company. The Company intends to continue developing and operating assisted living residences in states other than Texas, Washington and Oregon including Idaho, New Jersey and Ohio. Adverse changes in general economic factors affecting these states' respective health care industries or in these states' laws and regulatory environment, including Medicaid reimbursement rates, could have a material adverse effect on the Company's financial condition and results of operations.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


2. ACQUISITION OF RESIDENCES

  In December 1994, the Company purchased two assisted living residences known as Aspen Court and Hillside House, from Madras and LCP for $1,705,000 and $2,173,000, respectively (including closing costs of $20,000 and $9,000, respectively). The Company paid $2,764,000 cash and assumed $1,114,000 of long-term notes (see Note 6).

  The acquisition has been accounted for as a purchase and, accordingly, the purchase price was allocated to assets based on estimated fair value at date of acquisition. Allocation of the cash purchase price is summarized as follows (in thousands):

                                                       ASPEN   HILLSIDE
                                                       COURT    HOUSE    TOTAL
                                                      -------  -------- -------
   Property and equipment............................ $ 1,328   $1,900  $ 3,228
   Goodwill..........................................     186      225      411
   Fair value in excess of historical cost...........     191       48      239
   Long-term debt....................................  (1,114)           (1,114)
                                                      -------   ------  -------
     Total cash purchase price....................... $   591   $2,173  $ 2,764
                                                      =======   ======  =======

  The Company's president beneficially owned 48% of the common stock of the Company prior to the purchase of these residences and was the sole stockholder of CCL Sub, Inc. who managed the day-to-day operations of Aspen Court under a management agreement. The president also held a 30% interest in Madras, and with her husband, together owned a 17.5% interest in LCP, the predecessor entities which sold these residences to the Company. Because of the controlling interest in Aspen Court, the recorded value of Aspen Court was reduced by $112,000 representing the president's 30% interest in the excess of Aspen Court's appraised value over its historical cost of $1,068,000. This amount has been charged directly to stockholders' equity reflected under the caption "Fair market value in excess of historical cost of acquired net assets attributable to related party transactions " in the accompanying financial statements.

  Goodwill of $186,000 and $225,000 related to Aspen Court and Hillside House, respectively, represents the excess of purchase price ($1,705,000 and $2,173,000, respectively) over appraised value ($1,440,000 and $1,900,000, respectively). Goodwill related to Aspen Court and Hillside House has been reduced by $79,000 and $48,000, respectively, in order to reflect a reduction for the president's 30% interest in Madras and 17.5% interest in LCP. The aggregate reduction of $127,000 has also been charged directly to stockholders' equity reflected under the caption "Fair market value in excess of historical cost of acquired net assets attributable to related party transactions" in the accompanying financial statements. Amortization of goodwill was $33,000, $28,000 and $2,000 for the years ended December 31, 1996 and 1995 and the month ended December 31, 1994, respectively.

3. FUND HELD IN TRUST

  The Company issued $8,500,000 in tax-exempt bonds to provide permanent financing on five Washington residences. These properties are currently under construction and are estimated to be completed towards the end of the second quarter of 1997. The funds are being held in trust by a national bank on behalf of the Company and are invested in "GIC" (Guaranteed Investment Certificates) that are 100% collaterilized. The funds are restricted for construction and are expected to be released to the Company as the individual residences are completed and licensed.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


4. LEASES

  During the last three years, the Company has entered into agreements to lease six assisted living residences in Oregon one of which was completed in 1996. The leases, which have fixed terms of ten years, have been accounted for as operating leases (the "Oregon Leases"). Aggregate deposits on these residences as of December 31, 1996 and 1995 were $224,000 and $59,000, respectively which is reflected in other assets in the accompanying financial statements. In addition during 1996 and 1995, the Company completed the sale of twenty-five and five residences under sale and leaseback arrangements, respectively. The Company sold the residences for approximately $50 million in 1996 and $8.1 million in 1995 and leased them back over initial terms ranging from twelve to twenty years. Four of the twenty-five properties were repurchased for $7.6 million, in connection with a $50.2 million sale and leaseback commitment with LTC, Properties, Inc. The properties were repurchased at cost. The twenty-one remaining residences completed during 1996 have initial annual rent payments of $4.3 million. Nine of the twenty-one residences were sold and leased back from LTC, Properties, Inc. for $18.5 million with annual rentals of approximately $2.0 million. The residences were sold at approximately cost and any nominal difference is being amortized over the life of the lease. Building rent is recorded as incurred for the residences which have annual increases based on increases in the consumer price index.

  In connection with the Oregon Leases, the Company entered into a "Lease Approval Agreement" with the State of Oregon, Housing and Community Services Department (OHCS) and the lessor of the residences, pursuant to which the Company is obligated to comply with the terms and conditions of certain regulatory agreements (see Notes 6 and 7) to which the lessor is a party.

  As of December 31, 1996, future minimum lease payments under operating leases are as follows (in thousands):

     1997............................................................... $ 6,131
     1998...............................................................   6,131
     1999...............................................................   6,135
     2000...............................................................   6,138
     2001...............................................................   6,138
     Thereafter.........................................................  55,060
                                                                         -------
                                                                         $85,733
                                                                         =======

5. PROPERTY AND EQUIPMENT

  The Company's property and equipment are stated at cost and consist of the following (in thousands):

                                                                 1996    1995
                                                               -------- -------
     Land..................................................... $  3,850 $ 1,747
     Buildings................................................   53,839  25,804
     Equipment................................................      613     214
     Furniture................................................    1,272     681
     Construction in progress.................................   53,458  13,075
                                                               -------- -------
       Sub-total..............................................  113,032  41,521
     Less accumulated depreciation............................      674     163
                                                               -------- -------
       Total.................................................. $112,358 $41,358
                                                               ======== =======

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Land and buildings and certain furniture and equipment relating to six Oregon residences serve as collateral for long-term debt (see Note 7). Depreciation expense was $598,000, $200,000, $8,000 and $105,000 for the years ended December 31, 1996 and 1995, the one month ended December 31, 1994 and the eleven months ended November 30, 1994.

 Construction In Progress

  As of December 31, 1996, the Company has entered into agreements pursuant to which it may purchase, subject to completion of due diligence and various other conditions, twenty-one undeveloped sites in Idaho, New Jersey, Ohio and other states for an aggregate purchase price of approximately $3.3 million. The Company has paid initial deposits relating to these sites and/or has entered into agreements to purchase and has completed or is in the process of completing demographic analyses and initial architectural plans for these sites for purposes of building assisted living residences. In addition, the Company has thirty-one other sites identified and has either purchased the land or begun construction to develop assisted living residences.

  As of December 31, 1996 and 1995, the Company had capitalized all costs incurred in connection with the development of these properties, consisting of the following (in thousands):

                                                                 1996    1995
                                                                ------- -------
     Land purchased............................................ $ 5,644 $ 2,402
     Earnest money deposits....................................     119      61
     Construction and other costs including legal fees,
      building permits and other development costs.............  47,695  10,612
                                                                ------- -------
       Total................................................... $53,458 $13,075
                                                                ======= =======

6. OTHER ASSETS

  Pursuant to lease agreements, residents are required to provide security deposits, and in certain cases, the last month's rent. Such deposits have been recorded as other current assets which are restricted as to use by the Company. The Company has recorded a liability for these deposits, which is reflected in other current liabilities in the financial statements.

  Under the terms of the debt agreements with the OHCS, the Company is required to maintain escrow deposits for insurance, taxes and building replacements. Such escrow deposits totaled $61,000 and $42,000 as of December 31, 1996 and 1995, respectively and have been classified as other assets and are restricted as to use by the Company (Note 7). In addition, the Company is required to maintain a contingency escrow reserve for a three year period or such longer period as determined by the State of Oregon. As of December 31, 1996 and 1995, the contingency escrow reserve for the State of Oregon loans held in the Company's name was $373,000 and $100,000.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


7. INDEBTEDNESS

  Long-term debt consists of the following (in thousands):

                                                                1996     1995
                                                               -------  ------
     Trust Deed Notes, payable to the State of Oregon
      Housing and Community Services Department............... $10,378  $4,600
     Multifamily Revenue Bonds, payable to the Washington
      State
      Housing Finance Commission Department...................   8,500     --
                                                               -------  ------
     Total long-term debt..................................... $18,878  $4,600
     Less current portion.....................................    (110)    (47)
                                                               -------  ------
                                                               $18,768  $4,553
                                                               =======  ======

  The Trust Deed Notes payable to the State of Oregon Housing and Community Services Department are secured by buildings, land, furniture and fixtures of six Oregon residences, payable in monthly installments including interest at effective rates ranging from 7.375% to 11.80%. These notes have scheduled maturity dates ranging between January 2021 and October 2028. The Multifamily Revenue Bonds are payable to the Washington State Housing Finance Commission Department and are currently secured by a letter of credit for $8,500,000. The bonds were issued to provide permanent financing for five Washington residences which are still under development. The Bonds are variable rate bonds maturing on January 1, 2017. As of December 31, 1996, the following annual principal payments are scheduled (in thousands):

     1997............................................................... $   110
     1998...............................................................     382
     1999...............................................................     401
     2000...............................................................     429
     2001...............................................................     454
     Thereafter.........................................................  17,102
                                                                         -------
       Total............................................................ $18,878
                                                                         =======

  Indebtedness of the Predecessor used to finance Huffman House, Juniper House, Rackleff House, and Brookside remained an obligation of previous owners and was not assumed by the Company. The Company has entered into a lease approval agreement with OHCS and the lessor of the Oregon Leases which obligates the Company to comply with the terms and conditions of the underlying trust deed and regulatory agreements relating to the leased buildings. In addition during 1996, the Company entered a lease agreement with ALF for another Oregon residence with the same terms as the previous four agreements. Under the terms of the OHCS debt agreements, the Company is required to maintain a capital replacement escrow account to cover expected capital expenditure requirements for the Oregon Leases, which as of December 31, 1996 and 1995, was $61,000 and $42,000, respectively and is reflected in other assets in the accompanying financial statements. In addition, for the loans in the Company's name, a contingency escrow account in the amount of 3% of the original loan balance is required. This account had a balance of $373,000 and $100,000 as of December 31, 1996 and 1995 and is reflected in other assets in the accompanying financial statements (See Note 6). Distribution of any assets or income of any kind to the Company is limited to once per year after all reserve and loan payments have been made, and only after receipt of written authorization from OHCS.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  As of December 31, 1996 and 1995, the Company was restricted from paying dividends on $401,000 and $17,000 of income and retained earnings, respectively, in accordance with the terms of the regulatory agreements with OHCS. As a further condition of the debt agreements, the Company is required to comply with the terms of certain Regulatory Agreements which provide, among other things, that in order to preserve the federal income tax exempt status of the bonds, the Company is required to lease at least 20% of the units of the projects to low or moderate income persons as defined in Section 142(d) of the Internal Revenue Code.

  There are additional requirements as to the age and physical condition of the residents with which the Company must also comply. Non-compliance with these restrictions may result in an event of default and cause acceleration of the scheduled repayment.

  During 1996, the Company received $18,850,000 of mortgage financing on eight residences to be converted to sale leaseback transactions by June of 1997 from LTC Properties, Inc. Interest is paid on a monthly basis ranging from 9.9% to 10.4% per annum with all principal and interest due on June 30, 1997. These mortgage financing agreements are in connection with a $50.2 million commitment with LTC Properties Inc. to provide financing through sale and leaseback arrangements.

  In September 1996, $6,085,000 of the $20,000,000 7% Convertible Subordinated Debentures due August 15, 2005 were converted to 811,332 shares of the Company's common stock. The debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $7.50 per share, subject to adjustments under certain circumstances. The Company incurred a one-time charge of $426,000 in connection with the conversion.

8. INCOME TAXES

  At December 31, 1996, the Company had net operating loss carryforwards of approximately $2.1 million, for income tax purposes. This loss will be carried forward and expires in the years 2009 through 2011. As such, no provision for income taxes has been recorded.

  The provision for income taxes for the Predecessor is based on the historical combined financial data of Madras Elder Care, LCP and ALF, as if the combined companies operated as a C-Corporation, and adopted the provisions of SFAS 109 on January 1, 1993. Had the Predecessor been taxed as a regular corporation during the years ended December 31, 1990 and 1991, no income tax provision would have been recorded because of the operating losses of $83,000 and $51,000, respectively, that were generated during those years. The tax benefit from those losses would have been available for use in subsequent years to offset taxable income. The provision for income taxes for the year ended December 31, 1992 takes this net operating loss carryover into effect, effectively eliminating any tax liability for 1992. The 1993 tax provision was also reduced due to the remaining net operating loss carryforward utilized in 1993.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The provision for income taxes differs from the amount of income determined by applying the applicable U.S. statutory federal rate to pretax income as a result of the following differences:

                                      THE COMPANY                      PREDECESSOR
                         -------------------------------------- --------------------------
                                                                ELEVEN MONTHS
                          YEAR ENDED   YEAR ENDED  MONTH ENDED      ENDED      YEAR ENDED
                         DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,  DECEMBER 31,
                             1996         1995         1994         1994          1993
                         ------------ ------------ ------------ ------------- ------------
Statutory federal tax
 rate...................     34.0 %       34.0 %       34.0 %       34.0%         34.0%
Increase (decrease) in
 rate from:
  State taxes, net of
   federal tax benefits.      --           --           --           6.9           5.0
Benefit of operating
 loss carryforwards.....      --           --           --           --          (10.3)
Change in valuation
 reserve................    (34.0)%      (34.0)%      (34.0)%        --
Other...................      --           --           --          (4.1)         (3.0)
                            -----        -----        -----         ----         -----
Effective tax rate......      --           --           --          36.8%         25.7%
                            =====        =====        =====         ====         =====

  An analysis of the significant components at December 31, 1996, 1995 and 1994 for deferred tax assets and liabilities, consists of the following (in thousands):

                                                             1996   1995   1994
                                                             -----  -----  ----
   Deferred tax assets:
     Net operating loss..................................... $ 837  $ 231  $ 55
     Deferred revenue.......................................   --      59   --
     Other..................................................    45     43   --
   Deferred tax liabilities:
     Depreciation...........................................  (195)   (92)  --
     Deferred loss on sale leaseback........................  (304)
     Prepaid expenses.......................................  (140)
     Other..................................................  (149)
   Net deferred asset valuation allowance...................   (95)  (241)  (55)
                                                             -----  -----  ----
   Deferred tax asset (liability)........................... $ --   $ --   $--
                                                             =====  =====  ====

  The valuation allowance for deferred tax assets as of December 31, 1996 and 1995 was $95 and $241, respectively. The net change in the total valuation allowance for the years ended December 31, 1996 and 1995 was ($146) and $186, respectively.

9. RELATED PARTY TRANSACTIONS

THE COMPANY

  The Company leases five residences from Assisted Living Facilities, Inc.
(ALF), a related party (see Note 2). The Company's president's spouse owns a 25% interest in ALF. During the years ended December 31, 1996 and 1995 and the month ended December 31, 1994, the Company paid ALF aggregate lease deposits of $35,700, $0 and $75,000, respectively and aggregate rentals of 912,000, $734,000 and, $37,000, respectively.

  In December 1994, the Company purchased Aspen Court and Hillside Manor from Madras and LCP for $1,685,000 and $2,164,000 (including the assumption of $1,114,000 in debt, but excluding closing costs), respectively (See Note 2). Prior to the purchase, the president of the Company owned

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

a 30% interest in Madras and, together with her spouse, owned a 50% partnership interest in Redbud Associates which held a 35% partnership interest in LCP.

  Concepts in Community Living, Inc. (CCL) is a company that is owned 100% by the president's spouse. CCL provided services to several of the developers that contracted with the Company to build and develop assisted living facilities. CCL performed feasibility studies and pre-development consulting services for the developers on the Company's behalf. For the year ended December 31, 1995, CCL performed these services on 36 sites collecting fees of $605,000 of which 100% was capitalized in construction in process on the balance sheet. The direct costs incurred by CCL in performing these services was approximately $510,000.

  In October of 1995, the Company sold two Texas properties for $3.2 million to LTC and leased them back for twelve year terms at an initial annual lease payment of $352,000. The transactions resulted in a gain of $82,000 which was deferred and is being amortized over the lease period. (See Note 10 for additional transactions occurring subsequent to year-end.) LTC Properties, Inc.'s (LTC) President and Chairman of the Board are members on the Company's Board of Directors, and the President is the Company's Chairman. In addition, three executive officers of LTC Properties, Inc. own approximately 16% of ALC's common stock as of December 31, 1995.

PREDECESSOR

  The Predecessor residences operated under management agreements with CCL (the CCL Management Agreements). Under the terms of the CCL Management Agreements, CCL provided management and administrative support to the Predecessor and, as such, was entitled to reimbursement for accounting, marketing and other expenses incurred on behalf of the Predecessor. Fees paid to CCL under the CCL Management Agreements are reflected as management fees in the accompanying Statements of Operations.

10. TRANSACTIONS WITH LTC PROPERTIES, INC.

  During 1995, the Company sold and leased back from LTC Properties, Inc. two Texas residences for $3.2 million with annual lease payments of $328,000. The residences were sold at approximately cost with any nominal difference being amortized over the life of the lease. In July 1996, in connection with a commitment of $50.2 million to sell and leaseback 20 residences, LTC Properties, Inc. agreed to sell back to the Company four Texas properties for approximately $7.6 million. The four residences were purchased at cost. In addition, LTC Properties, Inc. provided $18.9 million in mortgage financing on eight residences which will be converted to sale and leaseback arrangements under the $50.2 million commitment. During 1996, the Company sold and leased back thirteen residences for $26.2 million with a combined total of 472 units. As of December 31, 1996, the Company sold and leased back from LTC Properties, Inc. eleven residences with 386 units for $24.3 million with annual rental payments of $2.3 million ($1.3 million in rent was paid in 1995). The residences were sold at approximately cost with any nominal difference being amortized over the life of the lease. Currently, two of the Company's Board of Directors serve as executive officers of LTC Properties, Inc. and three executive officers of LTC Properties, Inc. own approximately 5.5% of the Company's common stock.

11. STOCK OPTION PLAN

  The Company has a Stock Option Plan (the "Plan") in which options may be granted as either incentive or non-qualified stock options. The Plan is administered by the Compensation Committee of the Board of Directors which sets the terms and provisions of options granted under the Plan. Incentive options may be granted only to officers or other full-time employees of the Company, while non-qualified options may be granted to directors, officers or other employees of the Company, or consultants who provide services to the Company.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Under the 1994 Stock Option Plan, the Company may grant options to its employees for up to 600,000 shares of common stock. The exercise price of each option equals the market price of the Company's stock on the date of grant. Each option shall expire on the date specified in the option agreement, but not later than the tenth anniversary of the date on which the option was granted. Such options vest three years from the date of issuance and are exercisable within seven to ten years from the date of vesting. Each option is exercisable in equal installments as designated by the Compensation Committee at the option price designated by the Compensation Committee; however, incentive options cannot be less than the fair market value of the common stock on the date of grant. All options are nontransferable and subject to adjustment by the Compensation Committee upon changes in the Company's capitalization. The Board of Directors, at its option, may discontinue the Plan or amend the Plan at any time.

  The per share weighted-average fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of zero percent, expected volatility of 36.61%, risk-free interest rate has been fixed at 6.69% based on the 10-year treasury rate on March 11, 1997 and term of 10 years.

  The Company applies APB Opinion No. 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income would have been reduced to the proforma amounts indicated below:

                                                                    1996 1995
                                                                    ---- -----
   Net income (loss) as reported................................... $149 $(575)
   Net income (loss) pro forma.....................................   50  (575)
   Net income (loss) per common share as reported..................  .02  (.10)
   Net income (loss) per common share as pro forma.................  --   (.10)

  Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation costs for stock options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the option's vesting period of three years and compensation cost for options prior to January 1, 1995 is not considered.

  A summary of the status of the Company's stock option plan as of December 31, 1996 and 1995 and changes during the years ending on those dates is presented below:

                                               1996                1995
                                        -------------------- ------------------
                                                   WEIGHTED-          WEIGHTED-
                                                    AVERAGE            AVERAGE
                                         SHARES    EXERCISE   SHARES  EXERCISE
                                          (000)      PRICE    (000)     PRICE
                                        ---------  --------- -------  ---------
Outstanding at beginning of the year...   806,068    $5.43   440,000   $4.625
Granted................................   563,400     8.21   430,500    6.172
Exercised..............................   (28,170)    4.68       --       --
Canceled...............................  (236,094)    8.79   (64,434)   4.877
                                        ---------            -------
Outstanding at end of the year......... 1,105,204    $6.15   806,066   $5.431
                                        =========            =======
Options exercisable at end of year.....   382,044            146,670
Weighted-average fair value of options
 granted during the year...............     $4.99              $3.69

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The following table summarized information about fixed stock options outstanding at December 31, 1996.

                                   OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                          -------------------------------------- ---------------------
                                                       WEIGHTED-             WEIGHTED-
                            NUMBER    WEIGHTED-AVERAGE  AVERAGE    NUMBER     AVERAGE
                          OUTSTANDING    REMAINING     EXERCISE  EXERCISABLE EXERCISE
                          AT 12/31/96 CONTRACTUAL LIFE   PRICE   AT 12/31/96   PRICE
                          ----------- ---------------- --------- ----------- ---------
RANGE OF EXERCISE PRICES
------------------------
$ 9.250.................     395,500        3.51        $ 4.63     265,176     $4.63
$ 9.875 to  12.750......      91,936        4.27          5.76      31,210      5.74
$13.000 to  13.000......     245,468        4.33          6.50      82,616      6.50
$13.375 to  14.625......      13,500        4.54          6.88       2,504      6.76
$14.750 to  14.750......     286,200        4.81          7.38         --        --
$14.875 to  19.625......      60,600        4.86          8.52         538      7.63
$19.750 to  19.750......       4,000        4.82          9.88         --        --
$20.125 to  20.125......       2,000        4.81         10.06         --        --
$21.500 to  21.500......       2,000        4.73         10.75         --        --
$22.000 to  22.000......       4,000        4.72         11.00         --        --
                           ---------        ----        ------     -------     -----
$ 9.250 to $22.000......   1,105,204        4.19        $ 6.15     382,044     $5.14
                           =========        ====        ======     =======     =====

12. SUBSEQUENT EVENTS

  The Company received mortgage financing on an additional sixteen residences for $36.4 million dollars from LTC Properties, Inc. with interest payable on a monthly basis at 9.9% per annum. These loans are to be repaid or converted to sale leaseback transactions by June 30, 1997.

13. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

  The following table sets forth the pro forma statement of operations of the Company for the years ended December 31, 1994, as if the acquisition of the Predecessor's assets and the initial public offering had occurred at January 1, 1994 (in thousands except per share amounts):

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1994
                                                                    ------------
     Revenues......................................................    $2,053
     Operating income..............................................      (402)
     Interest expense--net.........................................        84
     Net loss......................................................      (486)
     Loss per common share.........................................    $ (.08)
     Weighted average common shares................................     6,000

14. SUBSEQUENT EVENT

  The Company's Board of Directors declared a two for one stock split on the Company's Common Stock and dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's Common Stock. The record date for the stock split and the Preferred Share Purchase Right distribution is June 30, 1997 and the stock split occurred immediately prior to the Preferred Share Purchase Right distributions. All share and per share information in the accompanying financial statement has been restated to reflect the effects of the stock split.

                         ASSISTED LIVING CONCEPTS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS) (UNAUDITED)

                                                         JUNE 30,  DECEMBER 31,
                                                           1997        1996
                                                         --------  ------------
                         ASSETS
                         ------
Current assets:
  Cash and cash equivalents............................. $  8,828    $  2,105
  Investments...........................................    8,688       8,515
  Accounts receivable...................................    1,083         730
  Other current assets..................................    2,164       1,043
                                                         --------    --------
    Total current assets................................   20,763      12,393
                                                         --------    --------
Property and equipment..................................   77,246      59,574
Construction in process (Note 2)........................   61,333      53,458
                                                         --------    --------
  Total property and equipment..........................  138,579     113,032
  Less accumulated depreciation.........................    1,331         674
                                                         --------    --------
  Property and equipment--net...........................  137,248     112,358
Goodwill................................................      348         362
Other assets............................................    6,431       5,394
                                                         --------    --------
    Total assets........................................ $164,790    $130,507
                                                         ========    ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Accounts payable and accrued expenses................. $  5,297    $  3,803
  Construction payables.................................   14,082      16,002
  Construction financing (Note 2).......................   51,910      18,850
  Current portion of long-term debt.....................      113         110
                                                         --------    --------
    Total current liabilities...........................   71,402      38,765
Mortgages payable.......................................   18,710      18,768
Convertible subordinated debt...........................   13,915      13,915
                                                         --------    --------
    Total liabilities...................................  104,027      71,448
                                                         --------    --------
Stockholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares
   authorized; none issued and outstanding..............
  Common Stock, $.01 par value; 80,000,000 shares
   authorized; 11,043,512 and 11,030,500 shares issued
   and outstanding......................................      110         110
  Additional paid-in capital............................   59,751      59,678
  Fair market value in excess of historical cost of
   acquired net assets attributable to related party
   transactions.........................................     (239)       (239)
  Retained Earnings (Accumulated deficit)...............    1,141        (490)
                                                         --------    --------
  Stockholders' equity..................................   60,763      59,059
                                                         --------    --------
    Total liabilities and stockholders' equity.......... $164,790    $130,507
                                                         ========    ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS) (UNAUDITED)

                                                                  SIX MONTHS
                                                                    ENDED
                                                                   JUNE 30,
                                                                ---------------
                                                                 1997     1996
                                                                -------  ------
Revenues....................................................... $20,092  $6,492
                                                                -------  ------
Operating expenses:
  Residence operating expenses.................................  12,249   4,276
  Corporate general and administrative.........................   1,317     608
  Building rentals.............................................   2,870   1,051
  Building rentals--related party..............................     699     444
  Depreciation and amortization................................   1,208     384
                                                                -------  ------
    Total operating expenses...................................  18,343   6,763
                                                                -------  ------
  Operating income (loss)......................................   1,749    (271)
                                                                -------  ------
  Interest expense.............................................    (408)    (51)
  Interest income..............................................     276      69
  Other income.................................................     482      82
                                                                -------  ------
  Other income--net............................................     350     100
                                                                -------  ------
  Income (loss) before taxes...................................   2,099    (171)
  Provision for income taxes...................................     468     --
                                                                -------  ------
  Net income (loss)............................................ $ 1,631  $ (171)
                                                                =======  ======
  Net income (loss) per common share (primary)................. $   .15  $ (.03)
                                                                =======  ======
  Net income (loss) per common share (fully-diluted)........... $   .15  $ (.03)
                                                                =======  ======
  Weighted-average primary common shares outstanding...........  11,584   6,027
  Weighted-average fully-diluted common shares outstanding.....  13,439   8,927


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS) (UNAUDITED)

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                           ------------------
                                                             1997      1996
                                                           --------  --------
OPERATING ACTIVITIES:
Net income (loss)......................................... $  1,631  $   (171)
Adjustment to reconcile net income (loss) to net cash
 provided by operating activities:
  Gain on sale of asset...................................      (36)      (82)
  Depreciation and amortization...........................    1,208       384
Changes in other non-cash items:
  Accounts receivable.....................................     (353)     (316)
  Other current assets....................................   (1,121)     (235)
  Other assets............................................     (168)   (1,283)
  Accounts payable and accrued expenses...................    1,495    (2,068)
                                                           --------  --------
Net cash provided by (used in) operating activities.......    2,656    (3,771)
                                                           --------  --------
INVESTING ACTIVITIES:
Funds held in trust.......................................     (173)      --
Proceeds from sale of land and residences.................   35,568    38,290
Purchases of property and equipment.......................  (61,410)  (45,665)
                                                           --------  --------
Net cash used for investing activities....................  (26,015)   (7,375)
                                                           --------  --------
FINANCING ACTIVITIES:
Proceeds from short-term construction borrowings .........   43,210       --
Payoff of construction financing..........................  (10,150)      --
Construction payables.....................................   (1,919)      --
Proceeds from long-term debt..............................      --      5,865
Payments on long-term debt................................      (55)      (46)
Proceeds from issuance of common stock....................       73       --
Debt issuance costs.......................................   (1,077)      123
                                                           --------  --------
Net cash provided by financing activities.................   30,082     5,942
                                                           --------  --------
Net increase (decrease) in cash and cash equivalents......    6,723    (5,204)
Cash and cash equivalents, beginning of period............    2,105     7,335
                                                           --------  --------
Cash and cash equivalents, end of period.................. $  8,828  $  2,131
                                                           ========  ========
Supplemental disclosure of cash flow information:
  Cash payments for interest.............................. $  3,267  $  1,005
                                                           ========  ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                        ASSISTED LIVING CONCEPTS, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  Assisted Living Concepts, Inc. ("the Company") owns, operates and develops assisted living residences which provide housing to senior citizens who need help with the activities of daily living such as bathing and dressing. The Company provides personal care and support services and makes available routine nursing services designed to meet the needs of its residents. As of June 30, 1997, the Company had received certificates of occupancy for 93 residences of which 79 had commenced operations.

 Basis of Presentation

  These condensed consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1996.

  The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for interim periods. The result of operations for the three and six-month periods ended June 30, 1997 and 1996 are not necessarily indicative of the results to be expected for the full year.

2. PROPERTY AND EQUIPMENT

 Construction in Process

  As of June 30, 1997 the Company had begun construction or had purchased land to begin construction on 35 parcels of land. The Company has also entered into agreements pursuant to which it may purchase, subject to completion of due diligence and various other conditions, 25 additional sites.

  As of June 30, 1997 the Company had capitalized all costs incurred in connection with the development of these properties and, accordingly, construction in process consisted of the following (in thousands):

   Land purchased...................................................... $ 7,995
   Construction costs and architectural fees...........................  42,400
   Other costs, including legal fees, building permits and other development costs..................................................  10,938
                                                                        -------
                                                                        $61,333
                                                                        =======

  During the quarter ended June 30, 1997, the Company capitalized $1,606,000 of interest cost relative to financing of construction in process. Of the 93 residences the Company had opened or had received certificates of occupancy, 46 were leased (15 in the Northwest, 29 in the Southwest and 2 in the East) and 47 were owned (23 in the Northwest, 10 in the Southwest and 14 in the East).

                        ASSISTED LIVING CONCEPTS, INC.

3. LEASES

  During the quarter ended June 30, 1997, the Company completed the sale of 13 residences (4 in the Northwest, one in the East and 8 in the Southwest) under sale and leaseback arrangements. In addition, the Company sold one residence in the East and is operating the residence under a six month management agreement and also has entered into a agreement to lease the property after the management agreement expires. The Company sold the residences for approximately $32,978,000 which approximates cost, and leased them back over initial terms ranging from 12 to 15 years. The residences were leased back at an initial annual lease rate of approximately $3,313,000.

4. STOCK SPLIT AND ADOPTION OF STOCKHOLDERS RIGHTS PLAN

  The Company's Board of Directors declared a two for one stock split on the Company's Common Stock and dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's Common Stock. The record date for the stock split and the Preferred Share Purchase Right distribution is June 30, 1997 and the stock split occurred immediately prior to the Preferred Share Purchase right distributions.

5. SUBSEQUENT EVENTS

  The Company has agreed, in principle, to acquire Carriage House Assisted Living Inc., a privately held developer and operator of assisted living facilities. It is contemplated that the transaction will be completed by September 30, 1997 for approximately $6 million in the Company's stock. Completion of the transaction is subject to negotiation of a satisfactory definitive agreement and receipt of normal regulatory and third party consents and approvals. Currently Carriage House operates 4 facilities with 156 units and has an additional 6 facilities with 198 units under construction. All units are located in Nebraska.

PROSPECTUS

                                  SECURITIES

                        ASSISTED LIVING CONCEPTS, INC.

  Assisted Living Concepts, Inc., a Nevada Corporation (the "Company"), may offer from time to time, in one or more series, its debt securities (the "Debt Securities"), shares of its preferred stock, $.01 par value per share (the "Preferred Stock"), and shares of its common stock, $.01 par value per share (the "Common Stock"). The Debt Securities, Preferred Stock and Common Stock are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of up to $150,000,000 and will be offered on terms to be determined at the time of the offering.

  In the case of Debt Securities, the specific title, the aggregate principal amount, the ranking, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and other specific terms of the series of Preferred Stock will be set forth in an accompanying Prospectus Supplement. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and, if they are not to be listed, the possible effects thereof on their marketability.

  The Securities may be sold: (i) directly by the Company; (ii) through underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale will be set forth in the Prospectus Supplement.

  The Company's Common Stock is traded on the American Stock Exchange (the "AMEX") under the symbol "ALF." On October 1, 1997, the closing sale price of the Common Stock on the AMEX was $15.75 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                The date of this Prospectus is October 2, 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The Commission also maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission, at http://www.sec.gov.

  The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997,
(iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, (iv) the Company's Current Report on Form 8-K dated July 24, 1997,
(v) the Company's Current Report on Form 8-K dated October 2, 1997 and (vi) the description of the Company's Capital Stock contained in the Company's Registration Statement on Form 8-A dated November 17, 1994. In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

  Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents which are not specifically incorporated by reference into such documents) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Stephen Gordon, Chief Financial Officer, 9955 S.E. Washington, Suite 201, Portland, Oregon 97216.

                                  THE COMPANY

  Assisted Living Concepts, Inc. (the "Company") develops, owns, leases and operates assisted living residences, an increasingly popular form of housing for senior citizens who, although generally ambulatory, need help with the activities of daily living. In addition to housing, the Company provides personal care and support services, and makes available routine nursing services (as permitted by applicable government regulations) designed to meet the needs of its residents. The Company believes that this combination of housing, personal care and support services provides a cost-efficient alternative and provides an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

  The Company is a Nevada corporation and its principal executive offices are located at 9955 S.E. Washington, Suite 201, Portland, Oregon 97216, telephone number (503) 252-6233.

                      RATIO OF EARNINGS TO FIXED CHARGES

  Set forth below is the ratio of earnings to fixed charges for the Company and its predecessor for the periods indicated:

                    PREDECESSOR                       THE COMPANY
             -------------------------   -------------------------------------
             YEARS ENDED ELEVEN MONTHS                 YEARS ENDED  SIX MONTHS
            DECEMBER 31,     ENDED       MONTH ENDED  DECEMBER 31,    ENDED
             -----------  NOVEMBER 30,   DECEMBER 31, -------------  JUNE 30,
             1992  1993       1994           1994      1995   1996     1997
             ----- ----- -------------   ------------ ------ ------ ----------
             1.08x 1.74x     1.71x           (2)        (2)    (2)     (2)

--------
(1) The earnings do not include Preferred Stock dividends as no shares of Preferred Stock were outstanding for the periods presented.

(2) For the one month period ended December 31, 1994, the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 fixed charges exceeded earnings by $64,000, $1,152,000, $2,051,000 and $845,000, respectively.

                                USE OF PROCEEDS

  Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for repayment of outstanding amounts under the Company's temporary construction financing arrangements and the development, construction and acquisition of additional health care facilities.

                  DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

  The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation (the "Charter") and By-Laws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

GENERAL

  The Company's Charter authorizes 80,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of July 31, 1997, the Company had 11,043,512 shares of Common Stock issued and outstanding and no outstanding shares of Preferred Stock.

COMMON STOCK

  Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all action to be taken by stockholders. Cumulative voting of shares is prohibited. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The Common Stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and non-assessable.

  Holders of Common Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued (and subject to any dividend restriction contained in any credit facility which the Company may enter into in the future) and distributed pro rata in accordance with the number of shares of Common Stock held by each stockholder. See "Risk Factors--Dividend Policy."

  The Common Stock is listed on the American Stock Exchange. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

  Shares of Preferred Stock may be issued from time to time by the Board of Directors of the Company, without stockholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors when designating any such series.

  The Preferred Stock and the variety of characteristics available for it offers the Company flexibility in financing and acquisition transactions. An issuance of Preferred Stock could dilute the book value or adversely affect the relative voting power of the Common Stock. The issuance of such shares could be used to enable the holder to block such a transaction. Although the Board of Directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of the Company, the Board could act in a manner which would discourage or prevent a transaction some stockholders might believe is in the Company's best interests or in which stockholders could or would receive a premium for their shares of Common Stock over the market price.

  The Company's Board of Directors has authority to classify or reclassify authorized but unissued shares of Preferred Stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock.

RIGHTS PLAN

  On June 12, 1997, the Board of Directors of the Company declared a dividend of one preferred share purchase right (each a "Right" and collectively the "Rights") on each outstanding share of Common Stock, payable to stockholders of record on June 30, 1997. Each Right will entitle the holder thereof after the Rights become exercisable and until June 30, 2007 (or the earlier redemption, exchange of termination of the Rights), to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") at an exercise price of $54.00, subject to certain anti-dilution adjustments (the "Purchase Price"). The Rights will be represented by the Common Stock certificates and will not be exercisable or transferable apart from the Common Stock until the earlier of (i) the tenth day after the public announcement that a Person (defined as any individual or entity) or group has become an Acquiring Person (a Person who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Stock) or (ii) the tenth day after a Person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a Person or group of 15% or more of the Common Stock (the earlier of (i) and (ii) is referred to herein the "Distribution Date"). Prior to the Distribution Date, the Company's Board of Directors has the power, under certain circumstances, to postpone the Distribution Date. Separate certificates representing the Rights will be mailed to holders of the Common Stock as of the Distribution Date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately from the Common Stock. The Rights will at no time have any voting rights.

  In the event that a Person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding Common Stock approved by the Board of Directors of the Company) or if the Company were the surviving corporation in a merger and its Common Stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then-current exercise price of one Right. With certain exceptions, in the event that (i) the Company were acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its Common Stock is changed or exchanged (other than a merger which follows certain cash offers for all outstanding Common Stock approved by the Board of Directors of the Company) or
(ii) more than 50% of the Company's assets or earning power were sold, proper provision shall be made so that each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise thereof, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then-current exercise price of one Right.

  At any time after a Person has become an Acquiring Person and prior to the acquisition of 50% or more of the then-outstanding Common Stock by such Acquiring Person, the Board of Directors of the Company may cause the Company to acquire the Rights (other than Rights owned by an Acquiring

Person which have become void), in whole or in part, in exchange for that number of shares of Common Stock having an aggregate value equal to the excess of the value of the Common Stock issuable upon exercise of a Right after a Person becomes an Acquiring Person over the Purchase Price.

  The Rights are redeemable at $0.01 per Right prior to the first date of public announcement that a Person or group has become an Acquiring Person. Prior to the expiration of the period during which the Rights may be redeemed, the Board of Directors of the Company has the power, under certain circumstances, to extend the redemption period. The Rights will expire on June 12, 2007 (unless earlier redeemed or exchanged). American Stock Transfer & Trust Company is the Rights Agent. Under certain circumstances set forth in the Rights Agreement, the decision to redeem or to lengthen or shorten the redemption period shall require the concurrence of a majority of the Continuing Directors (as defined below).

  The term "Continuing Directors" means any member of the Board of Directors of the Company who was a member of the Board of Directors prior to the time that any Person becomes an Acquiring Person, and any person who is subsequently elected to the Board of Directors if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing.

  The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase the Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the last regular periodic cash dividend theretofore paid, or in case regular periodic dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in the Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above). No adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  As of June 30, 1997, after giving effect to the stock split described above, there were 11,043,512 shares of Common Stock outstanding. One Right was distributed to stockholders of the Company for each share of Common Stock owned of record by them on June 30, 1997 after giving effect to the stock split described above. As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have attached Rights. The Company has reserved 800,000 shares of Series A Preferred Stock for issuance upon exercise of the Rights.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that a Person or group has become an Acquiring Person, as the Rights may be redeemed by the Company at $.01 per Right prior to such time.

RESTRICTIONS ON BUSINESS COMBINATIONS AND CORPORATE CONTROL

  The Nevada General Corporation Law ("NGCL") contains provisions restricting the ability of a corporation to engage in business combinations with an "interested stockholder." Under the NGCL, except under certain circumstances, business combinations are not permitted for a period of three years following the date such stockholder became an interested stockholder. The NGCL defines an "interested stockholder," generally, as a person who beneficially owns 10% or more of the outstanding shares of a corporation's voting stock.

  In addition the NGCL generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" (as defined in the NGCL). "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest." "Controlling interest" is defined in terms of threshold levels of voting share ownership, which, when crossed, trigger application of the voting bar with respect to the newly acquired shares. The NGCL also permits directors to resist a change or potential change in control of the corporation if the directors determine that such a change is opposed to or not in the best interest of the corporation.

LIMITATIONS ON DIRECTORS LIABILITY

  The Charter limits the liability of directors and officers to the Company or its stockholders to the fullest extent permitted by the NGCL. The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an indenture (the "Indenture") to be executed by the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"), a form of which has been filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete. These summaries are qualified in their entirety by reference to all of the provisions of the Indenture to which reference is hereby made for a full description of such provisions, including the definitions therein of certain terms and other information regarding the Debt Securities. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Copies of the form of the Indenture are available for inspection during normal business hours at the principal executive offices of the Company, 9955 SE Washington, Suite 201, Portland, Oregon 97216.

GENERAL

  The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement will describe certain terms of any Debt Securities offered thereby, including
(i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price; (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates; (vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of such Debt Securities; (viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depository for such Registered Global Security or Debt Securities; (x) certain applicable United States federal income tax consequences; (xi) any provisions relating to security for payments due under such Debt Securities;
(xii) any provisions relating to the conversion or exchange of such Debt Securities into or for shares of Common Stock or Debt Securities of another series; (xiii) any provisions relating to the ranking of such Debt Securities in right of payment as compared to other obligations of the Company; (xiv) the denominations in which such Debt Securities are authorized to be issued; (xv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; and (xvi) any other specific term of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

CONVERSION RIGHTS

  The terms, if any, on which Debt Securities of any series may be exchanged for or converted into shares of Common Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto.

  The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in shares of Common Stock on any class of capital stock of the Company; (ii) subdivisions, combinations and reclassifications of the Common Stock; (iii) the issuance to all or substantially all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion price per share) less than the then current market price; and (iv) distributions to all or substantially all holders of shares of Common Stock of evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1%. No adjustments in the conversion price of the Debt Securities will be made for regular quarterly or other periodic or recurring cash dividends or distributions. In the event the Company shall effect any capital reorganization or reclassification of its shares of Common Stock or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all of its assets to any other trust or corporation, the holders of the Debt Securities of any series shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each share of Common Stock into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each share of Common Stock.

  A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provisions for such an adjustment) might result in a constructive distribution to the holders of Debt Securities of such series or holders of shares of Common Stock that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to these provisions and its actions in so doing shall be final and conclusive.

  Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

  The Holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on shares of Common Stock.

OPTIONAL REDEMPTION

  The Debt Securities of any series may be subject to redemption as permitted or required by the terms of such Debt Securities on at least 30 days' prior notice by mail. The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities of any series at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect Holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause. The Company may at any time buy Debt Securities of any series on the open market.

SUBORDINATION

  The indebtedness evidenced by the Debt Securities of any series may be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness (as defined). The terms, if any, on which the Debt Securities of any series may be subordinated and junior in right of payment to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness will be set forth in the Prospectus Supplement relating thereto. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debt Securities of any series or on account of the purchase or other acquisition of Debt Securities of any series, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof or with respect to the payment of any Senior Indebtedness, and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payment of principal of (and premium, if any) and interest on the Debt Securities of any series may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

  Upon any acceleration of the principal of the Debt Securities or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debt Securities of any series or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debt Securities. By reason of this provision, in the event of insolvency, holders of the Debt Securities of any series may recover less, ratably, than holders of Senior Indebtedness.

  "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Indebtedness (as defined) of the Company for money borrowed, whether any such Indebtedness exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date. There is no limit on the amount of Senior Indebtedness that the Company may incur.

  "Indebtedness" with respect to any Person is defined to mean:

    (i) all indebtedness for money borrowed whether or not evidenced by a promissory note, draft or similar instrument;

    (ii) that portion of obligations with respect to leases that is properly classified as a liability on a balance sheet in accordance with generally accepted accounting principles;

    (iii) notes payable and drafts accepted representing extensions of credit;

    (iv) any balance owed for all or any part of the deferred purchase price or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof (except any such balance that constitutes (a) a trade payable or an accrued liability arising in the ordinary course of business or (b) a trade draft or note payable issued in the ordinary course of business in connection with the purchase of goods or services), if and to the extent such debt would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles; and

    (v) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i) through (iv); provided, however, that, in computing the "Indebtedness" of any Person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depositary in trust money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such Person.

DIVIDENDS, DISTRIBUTIONS AND ACQUISITIONS OF COMMON STOCK

  The Company will not (i) declare or pay any dividend, or make any distribution on its Common Stock to its stockholders (other than dividends or distributions payable in Common Stock of the Company) or (ii) purchase, redeem, or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights, or options to purchase or acquire any shares of its Common Stock (other than the Debt Securities of any series or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debt Securities of any series), if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after such action. The foregoing, however, will not prevent (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provision on the date of declaration; or (ii) the Company's retirement of any of its Common Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other Common Stock.

ADDITIONAL COVENANTS

  Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relating thereto.

MODIFICATION OF THE INDENTURE

  Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to any series of Debt Securities and the rights of Holders of such series may only be modified by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. However, without the consent of each Holder of any Debt Securities affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any Debt Securities; (ii) change the stated maturity date of the principal of, or any installment of interest on, any Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debt Securities; (iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities;
(v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right to convert any Debt Securities;
(vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or
(viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

  The following are Events of Default under the Indenture with respect to any series of Debt Securities: (i) default in the payment of interest on the Debt Securities of such series when due and payable, which continues for 30 days;
(ii) default in the payment of principal of (and premium, if any) on the Debt Securities when due and payable, at maturity, upon redemption or otherwise, which continues for five Business Days; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities of such series which continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of the Company or any subsidiary if (a) either
(x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within 10 days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $5,000,000 or more; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

  If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare the Debt Securities due and payable immediately.

  The Company will not declare or pay any dividends or make any distribution to holders of its capital stock (other than dividends or distributions payable in capital stock of the Company) if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action, except for (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provisions on the date of declaration; or (ii) the retirement of any share of the Company's capital stock by exchange for, or out of the proceeds of the substantially concurrent sale (other than to a subsidiary) of, other shares of its capital stock.

  The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Debt Securities of any series, give to the Holders of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

  The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

  The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected thereby.

  The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default (as defined in the Indenture) and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

  The Indenture provides that the Company may merge or consolidate with, or sell or convey all, or substantially all, of its assets to any other trust or corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be any entity organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in truth, be owned by a foreign entity) and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Debt Securities of any series and the Indenture; (ii) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture.

GLOBAL SECURITIES

  The Debt Securities may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

  The specific material terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depository arrangements.

  So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

  Principal, premium, if any, and interest payments, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made directly to the owners of beneficial interests of such Global Security, except as may be limited by the terms of the resolution of the Board of Directors of the Company that authorizes such series of Debt Securities.

  The Company expects that the depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

  If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                        DESCRIPTION OF PREFERRED STOCK

  The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter and the Board of Directors' resolution relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

GENERAL

  The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. See "Description of the Company's Capital Stock."

  Under the Charter, the Board of Directors of the Company is authorized to establish and issue, from time to time, up to 1,000,000 shares of Preferred Stock, in one or more series, with such dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preference as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

  The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

  The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

CERTAIN PROVISIONS OF THE CHARTER

  See "Description of the Company's Capital Stock" for a description of certain provisions of the Charter, including provisions which may have certain anti-takeover effects.

DIVIDEND RIGHTS

  Holders of shares of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by the method described in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

  Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

  So long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of Preferred Stock (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other Preferred Stock of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCE

  In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets or payment is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution or payment to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Preferred Stock of such series and such other shares of Preferred Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

  If such payment shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

REDEMPTION

  A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

  In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless the Company defaults in the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

  So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock of such series or of shares of such other series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company. After the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

CONVERSION RIGHTS

  The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

VOTING RIGHTS

  Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

  So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of a majority of the shares of each series of Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

TRANSFER AGENT AND REGISTRAR

  The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities in any of three ways: (i) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; (ii) through agents designated from time to time; and (iii) directly to investors. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from each such sale will also be set forth in the Prospectus Supplement.

  Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the Securities offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

  The financial statements of Assisted Living Concepts Group (the predecessor of the Company) for the eleven months ended November 30, 1994 and of the Company for the one month ended December 31, 1994, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996 of the Company have been so incorporated by reference in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Assisted Living Concepts, Inc. as of December 31, 1996 and 1995 and for the years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY, ANY OF THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................   S-3
Risk Factors..............................................................   S-7
Use of Proceeds...........................................................  S-15
Price Range of Common Stock...............................................  S-15
Capitalization............................................................  S-16
Selected Financial Data...................................................  S-17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-19
Business..................................................................  S-31
Management................................................................  S-44
Description of Debentures.................................................  S-47
Certain Federal Income Tax Considerations.................................  S-50
Underwriting..............................................................  S-53
Legal Matters.............................................................  S-54
Index to Financial Statements.............................................   F-1

                                  PROSPECTUS

Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     2
The Company...............................................................     4
Ratio of Earnings to Fixed Charges........................................     4
Use of Proceeds...........................................................     5
Description of the Company's Capital Stock................................     5
Description of Debt Securities............................................     8
Description of Preferred Stock............................................    14
Plan of Distribution......................................................    18
Legal Matters.............................................................    18
Experts...................................................................    18

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                                  $75,000,000
                                     LOGO

                         6.0% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2002

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------

                              SCHRODER & CO. INC.

                                MORGAN STANLEY
                                  DEAN WITTER

                               SMITH BARNEY INC.

                               OCTOBER 21, 1997

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